UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Apartment Investment and Management Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 30, 2007

       You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Monday, April 30, 2007, at 8:00 a.m. at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, MA 02116, for the following purposes:

1. To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007;

3. To approve the Apartment Investment and Management Company 2007 Stock Award and Incentive Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, and the New York Stock Exchange shareholder approval rules;

4. To approve the Apartment Investment and Management Company 2007 Employee Stock Purchase Plan for purposes of the New York Stock Exchange shareholder approval rules; and

5. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.
      Only stockholders of record at the close of business on March 2, 2007, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.
      WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.
      You may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, and if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted via the Internet or by telephone must be received by 1:00 a.m. Central Time on April 30, 2007. The method by which you decide to vote will not limit your right to vote at the Meeting. If you later decide to attend the Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

BY ORDER OF THE BOARD OF DIRECTORS

Miles Cortez
Secretary
March 16, 2007

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2007

       This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company (“Aimco” or the “Company”), a real estate investment trust (“REIT”), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held Monday, April 30, 2007, at 8:00 a.m. at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, MA 02116, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 5, 2007.
      This solicitation is made by mail on behalf of the Board of Directors (the “Board”) of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $6,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.
      Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, March 2, 2007 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 96,927,345 shares of Common Stock issued and outstanding.
      Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; FOR the ratification of the selection of Ernst & Young LLP as Aimco’s independent registered public accounting firm for the fiscal year ending December 31, 2007; FOR the approval of the 2007 Stock Award and Incentive Plan; and FOR the approval of the 2007 Employee Stock Purchase Plan. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
      You are entitled to attend the annual meeting only if you were an Aimco stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 2, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.
      The Company’s 2006 Annual Report to Stockholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:
ELECTION OF DIRECTORS
      Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons.
      The nominees for election to the eight positions on the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:
James N. Bailey
Terry Considine
Richard S. Ellwood
Thomas L. Keltner
J. Landis Martin
Robert A. Miller
Thomas L. Rhodes
Michael A. Stein
      Messrs. Bailey, Considine, Ellwood, Martin, Rhodes and Stein were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Keltner, Martin, Miller, Rhodes and Stein are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors (in the case of Messrs. Bailey, Ellwood, Martin, Rhodes and Stein) or nominees for director (in the case of Messrs. Keltner and Miller) of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, Rhodes and Stein to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.
      If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.
      The vote of a plurality of all the votes cast at the Meeting at which a quorum is present is necessary of the election of a director. For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE EIGHT NOMINEES.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2006, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2007, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2006 and 2005, are described below under the caption “Principal Accountant Fees and Services.”
      Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

      The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP.
PROPOSAL 3:
APPROVAL OF THE APARTMENT INVESTMENT AND MANAGEMENT COMPANY
2007 STOCK AWARD AND INCENTIVE PLAN
      In March 2007, the Board adopted, subject to approval of the stockholders, the 2007 Stock Award and Incentive Plan (the “2007 Plan”), which provides for the reservation of 3,000,000 shares of Common Stock available for issuance thereunder. The 2007 Plan is intended to be a successor to the 1997 Stock Award and Incentive Plan (the “1997 Plan”), which is due to expire on April 24, 2007. If the stockholders approve the 2007 Plan, no additional grants will be made under the 1997 Plan. As of the record date, the number of shares of Common Stock available for future grants under the 1997 Plan is 2,831,822 million shares. At the Annual Meeting the stockholders are being requested to approve the 2007 Plan.
Background On Stock Compensation At Aimco
      Aimco believes that total compensation (base salary plus bonus) for officers, should be in the form of cash and equity (such as stock options or restricted stock).
      When Aimco does grant equity, it does so on the basis of fair market value. For example, stock options have a strike price equal to the market value of the Common Stock on the date of grant, and Aimco calculates the number of options to be granted by dividing the dollars allocated to options by the Black-Scholes value of such options, as calculated by a third party and based on certain assumptions provided by Aimco. Aimco determines the number of shares of restricted stock to be granted by dividing the dollars allocated to restricted stock by the market value of the Common Stock on the date of grant.
      Without equity-based compensation, Aimco would be at a disadvantage compared to other companies in providing a market-competitive total compensation package necessary to attract, retain and motivate the talented employees who are critical to the future success of the Company. Because equity-based compensation vests over time, it also encourages longer term decision making because employee stock awards must be held for extended periods of time, and it promotes stability for the Company by encouraging employees to stay at Aimco throughout the vesting period. This helps reduce the costs associated with employee turnover. Equity-based compensation helps align the interests of Aimco’s officers with the interests of Aimco’s stockholders by linking the value of equity-based compensation with the performance of the Company’s Common Stock.
      Recognizing that equity-based compensation is a valuable and limited resource, and understanding the risk of dilution to Aimco’s stockholders, Aimco actively manages its use of equity-based compensation. In connection with the proposed 2007 Plan, over the next three years (through December 31, 2009), Aimco intends to maintain an average “burn rate” (options and shares granted divided by Common Stock and equivalents outstanding) not greater than the industry mean plus one standard deviation, which is 2.23% for 2007. The “industry mean” will be determined by reference to Aimco’s Global Industry Classification Standard (GICS) group. The GICS was developed by Morgan Stanley Capital International and Standard & Poor’s. If Aimco’s burn rate exceeds this average, Aimco may consider alternatives, such as stock repurchases to reduce overall dilution, thereby creating a result for stockholders consistent with the effect of such burn rate commitment.
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally provides that publicly held companies may not deduct compensation paid to certain top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Options granted under the 2007 Plan are intended to constitute qualified performance-based compensation eligible for such exceptions.
      The following paragraphs summarize the more significant features of the 2007 Plan. The summary is subject, in all respects, to the terms of the 2007 Plan, the full text of which is set forth in Exhibit A attached hereto.
Summary of the 2007 Plan

Purpose and Eligibility
      The purpose of the 2007 Plan is to reinforce the long-term commitment to the Company’s success of those directors, officers, employees, consultants and advisors of the Company and its subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the alignment of their interests with those of the Company’s stockholders; and to assist the Company in attracting and retaining officers and other employees with experience and ability. The 2007 Plan provides for the granting of stock options, stock appreciation rights, and awards of restricted stock, deferred stock and performance shares (collectively referred to in this proxy statement as “incentive awards”).
All of our employees, officers, directors and consultants are eligible to receive incentive awards under the 2007 Plan if selected by the Compensation and Human Resources Committee (the “Committee”) of the Board.

Administration, Amendment and Termination
      The Committee is responsible for administering the 2007 Plan. The Committee includes all independent directors, and all Committee members are both “independent directors,” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “non-employee directors,” for purposes of Section 162(m) of the Code. The Committee has the authority to interpret the 2007 Plan, determine the terms and conditions of incentive awards and make all other determinations necessary and/or advisable for the administration of the 2007 Plan. The Committee may, with the consent of a participant, amend the terms of any existing incentive award previously granted to the participant, in a manner consistent with the 2007 Plan. The Committee may also authorize loans to participants in connection with the grant of incentive awards, on terms and conditions determined solely by the Committee. However, in order to comply with the Sarbanes-Oxley Act of 2002, Aimco will not provide loans to executive officers.
      The Board may amend, alter, suspend, discontinue, or terminate the 2007 Plan; provided that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement with which the Board intends the 2007 Plan to comply; provided, further, that the Board may not reduce the exercise price of outstanding options by amending the terms of such options without first obtaining approval from the Company’s stockholders.
      Unless earlier terminated by the Board, the 2007 Plan will expire on the tenth anniversary of the effective date.

Death; Termination of Employment; Restrictions on Transfer
      The Committee will provide in the incentive award agreements whether and to what extent incentive awards will be exercisable upon termination of employment or service for any reason, including death or disability, of any participant in the 2007 Plan.
      Incentive awards will not be transferable by a participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, as defined under the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and will be exercisable during the lifetime of a participant only by such participant or his guardian or legal representative, provided that the Committee may provide otherwise for the transferability of stock options under such terms and conditions as the Committee determines and sets forth in the award agreement. Incentive awards will not be transferable for value.

Stock Options
      Stock options granted under the 2007 Plan may be incentive stock options intended to qualify under the provisions of Code Section 422 (“ISOs”) or nonqualified stock options (“NSOs”) which do not so qualify. Subject to the 2007 Plan, the Committee determines the number of shares to be covered by each option and the conditions and limitations applicable to the exercise of the option. The Committee determines the exercise price of Common Stock that is subject to an option on the date the option is granted. The exercise price may not be less than the fair market value of the Company’s Common Stock on the date of grant. The term of options will be determined by the Committee, but may not exceed ten years from the date of grant, provided that the term of an ISO granted to a ten percent holder may not exceed five years from the date of grant.

Stock Appreciation Rights
      Stock appreciation rights (“SARs”) may be granted under the 2007 Plan either alone or in conjunction with all or part of any incentive award under the 2007 Plan. Subject to the 2007 Plan, the Committee determines the number of shares to be covered by each SAR award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A SAR granted under the 2007 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (which price may not be less than the fair market value of the Company’s Common Stock on the date of grant).

Restricted Stock, Deferred Stock, and Performance Shares
      Subject to the 2007 Plan, the Committee determines the number of shares to be covered by awards of restricted stock, deferred stock or performance shares, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Restricted stock granted under the 2007 Plan is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in the 2007 Plan and in any statement evidencing the grant. A grant of deferred stock creates a right to receive Common Stock at the end of a specified deferral period. Performance shares are shares of Common Stock subject to restrictions based upon the attainment of performance objectives.

Securities Subject to Plan
      If approved by stockholders, the aggregate number of shares of Common Stock reserved for issuance under the 2007 Plan will be 3,000,000. The maximum number of shares available for the issuance of ISOs will be 3,000,000. The maximum number of shares available for the issuance of Restricted Stock, Deferred Stock and Performance Shares will be 1,500,000. Shares subject to the unexercised portion of any incentive award that expires, terminates or is canceled and shares issued pursuant to an incentive award that we reacquire will again become available for the grant of further incentive awards under the 2007 Plan. However, shares that are surrendered or withheld as payment of either the exercise price of an incentive award and/or withholding taxes in respect of such an award will not be returned to the 2007 Plan and the reserve will be reduced by the full number of shares exercised pursuant to the grant of SARs, regardless of the number of shares upon which payment is made. The 2007 Plan provides that the maximum number of shares with respect to which incentive awards may be granted to any individual in any given calendar year is 100% of the shares.
      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Company’s Common Stock, a substitution or adjustment will be made in (i) the kind and aggregate number of shares reserved for issuance under the 2007 Plan, (ii) the kind, number and option price of shares subject to outstanding stock options granted under the 2007 Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of restricted stock, deferred stock and performance shares, to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value shall be determined by the Committee, in its sole discretion. Such other substitutions or adjustments will be made respecting awards hereunder as may be determined by the Committee, in its sole discretion. An adjusted option price will also be used to determine the amount payable by the Company in connection with SARs awarded under the 2007 Plan. In addition, the Committee may provide, in its discretion, for the cancellation of any outstanding incentive awards and payment in cash or other property in exchange therefor.
      On March 2, 2007, the closing price of the Company’s Common Stock on the New York Stock Exchange was $57.11 per share.

Federal Income Tax Consequences
      The following discussion is for general information only and is based on the Federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be important to individual participants. Moreover, this summary does not address specific state, local or foreign tax consequences. This summary assumes that Common Stock acquired under the 2007 Plan will be held as a “capital asset” (generally, property held for investment) under the Code.

Nonqualified Stock Options
      A participant will generally not be subject to Federal income taxation upon the grant of an NSO. Rather, at the time of exercise of an NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

Incentive Stock Options
      A participant is generally not subject to Federal income taxation upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of the Company or of any parent or subsidiary of the Company at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of the Company or of any parent or subsidiary of the Company or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See “Certain Federal Income Tax Consequences — Nonqualified Stock Options.”)
      If shares of Common Stock acquired pursuant to a timely exercised ISO are later disposed of, the participant will, except as noted below with respect to a “disqualifying disposition,” recognize a capital gain or loss equal to the difference between the amount realized upon such sale and the option price. Under these circumstances, the Company will not be entitled to any deduction for Federal income tax purposes in connection with either the exercise of the ISO or the sale of the Common Stock by the participant.
      If, however, a participant disposes of shares of Common Stock acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date the Common Stock is transferred to him upon exercise (a “disqualifying disposition”), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain recognized by the participant will be subject to tax as capital gain. In such case, the Company may claim a deduction for Federal income tax purposes at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income.

      The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.
New Plan Benefits
      It is not possible to determine at this time the future incentive awards that will be granted under the 2007 Plan if it is approved by stockholders, and no incentive awards made under the 2007 Plan prior to the date of the Annual Meeting have been made subject to such approval.
      The affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the 2007 Plan, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the 2007 Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the 2007 Plan.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
2007 STOCK AWARD AND INCENTIVE PLAN.
PROPOSAL 4:
APPROVAL OF THE
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
2007 EMPLOYEE STOCK PURCHASE PLAN
      In March 2007, the Board adopted, subject to approval of the stockholders, the 2007 Employee Stock Purchase Plan (the “2007 ESPP”), which provides for the reservation of 50,000 shares of Common Stock available for issuance thereunder. At the Annual Meeting the stockholders are being requested to approve the 2007 ESPP.
      The following paragraphs summarize the more significant features of the 2007 ESPP. The summary is subject, in all respects, to the terms of the 2007 ESPP, the full text of which is set forth in Exhibit B attached hereto.
Summary of the 2007 ESPP

Purpose and Eligibility
      The purpose of the 2007 ESPP is to provide eligible employees the opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan will not qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (defined below).
      All of the Company’s employees who are at least 18 years of age and have been employed by the Company for at least 30 days prior to enrollment are eligible to participate in the 2007 ESPP, other than (i) any member of the Board or any officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended and (ii) individuals who are covered by any collective bargaining agreement.

Administration
      The Committee is responsible for administering the 2007 ESPP. The Committee will have the authority to interpret the 2007 ESPP and the terms of the purchase rights granted under the 2007 ESPP, to adopt such rules for the administration, interpretation, and application of the 2007 ESPP as are consistent with the 2007 ESPP, and to interpret, amend or revoke any such rules.

Duration, Amendment and Termination
      The Board may alter, amend, suspend or terminate the 2007 ESPP at any time.
      Unless earlier terminated by the Board, the 2007 ESPP will expire on the tenth anniversary of the effective date.

Offering Periods
      The 2007 ESPP is implemented by a series of consecutive three-month offering periods that generally begin on or after January 1 (beginning in the year 2008), April 1 (beginning in the year 2008), July 1 (beginning in the year 2007) and October 1 (beginning in the year 2007) of each year, or at such other time or times as may be determined by the Committee.

Participation in the 2007 ESPP
      The 2007 ESPP permits an eligible employee to contribute up to 15% of the employee’s compensation through automatic payroll deductions. The maximum number of shares an employee may purchase during each fiscal year is 2,000 shares.

Purchase Price; Payment of Purchase Price
      The price of the Common Stock offered under the 2007 ESPP is an amount equal to 95% of the fair market value of the Common Stock at the end of each offering period. The purchase price of the shares is accumulated by payroll deductions over the offering period.

Withdrawal; Termination of Employment
      Employees may end their participation in the 2007 ESPP at any time during an offering period. In that event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with the Company.

Change in Control
      In the event of a sale of substantially all of the assets of the Company or a merger, consolidation or other capital reorganization of the Company, outstanding purchase rights under the 2007 Plan will be assumed or an equivalent purchase right will be substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding purchase rights, the offering period then in progress shall be shortened and a new purchase date will be set, as of which date any offering period then in progress will terminate.

Securities Subject to Plan
      An aggregate of 50,000 shares of Common Stock has been reserved for issuance under the 2007 ESPP.
      In the event of increase, reduction, change or exchange of shares for a different number of shares or the distribution of an extraordinary dividend, the Committee will conclusively determine the appropriate equitable adjustments, if any, to be made under the 2007 ESPP, including, without limitation, adjustments to the number of shares which have been authorized for issuance under the 2007 ESPP, as well as the purchase price of each purchase right under the 2007 Plan which has not yet been exercised.
      On March 2, 2007, the closing price of the Company’s common stock on the New York Stock Exchange was $57.11 per share.

Federal Income Tax Consequences
      The following discussion is for general information only and is based on the Federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be important to individual participants. Moreover, this summary does not address specific state, local or foreign tax consequences. This summary assumes that Common Stock acquired under the 2007 ESPP will be held as a “capital asset” (generally, property held for investment) under the Code.
      A participant will generally not be subject to Federal income taxation upon the grant of a stock purchase right under the 2007 ESPP. Rather, at the time of purchase, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the purchase price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.
New Plan Benefits
      It is not possible to determine at this time the future purchase rights that will be granted under the 2007 ESPP if it is approved by stockholders, and no purchase rights made under the 2007 ESPP prior to the date of the Annual Meeting have been made subject to such approval.
      The affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the 2007 ESPP, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the 2007 ESPP, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the 2007 ESPP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
2007 EMPLOYEE STOCK PURCHASE PLAN.

BOARD OF DIRECTORS AND OFFICERS
      The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	59	July 1994	Chairman of the Board, Chief Executive Officer and President
Jeffrey W. Adler	44	February 2004	Executive Vice President — Conventional Property Operations
Harry G. Alcock	44	October 1999	Executive Vice President
Timothy J. Beaudin	48	October 2005	Executive Vice President and Chief Development Officer
Miles Cortez	63	August 2001	Executive Vice President, General Counsel and Secretary
Patti K. Fielding	43	February 2003	Executive Vice President — Securities and Debt; Treasurer
Scott W. Fordham	39	January 2007	Senior Vice President and Chief Accounting Officer
Lance J. Graber	45	October 1999	Executive Vice President
Thomas M. Herzog	44	January 2004	Executive Vice President and Chief Financial Officer
James G. Purvis	54	February 2003	Executive Vice President — Human Resources
David Robertson	41	February 2002	Executive Vice President; President and Chief Executive Officer — Aimco Capital
Robert Y. Walker, IV	41	August 2005	Executive Vice President and Conventional Property Operations Chief Financial Officer
James N. Bailey	60	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	75	July 1994	Director
Thomas L. Keltner	60	—	Director Nominee
J. Landis Martin	61	July 1994	Director, Chairman of the Compensation and Human Resources Committee, Lead Independent Director
Robert A. Miller	61	—	Director Nominee
Thomas L. Rhodes	67	July 1994	Director
Michael A. Stein	57	October 2004	Director, Chairman of the Audit Committee
      The following is a biographical summary for at least the past five years of the current directors and executive officers of the Company.
      Terry Considine. Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another publicly held real estate investment trust. Mr. Considine devotes substantially all of his time to his responsibilities at Aimco.
      Jeffrey W. Adler. Mr. Adler was appointed Executive Vice President — Conventional Property Operations in February 2004. Previously he served as Senior Vice President of Risk Management of Aimco from January 2002 until November 2002, when he added the responsibility of Senior Vice President, Marketing.
      Harry G. Alcock. Mr. Alcock was appointed Executive Vice President in October 1999. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994, serving as a Vice President from July 1996 to October 1997 and as a Senior Vice President from October 1997 to October 1999.

      Timothy J. Beaudin. Mr. Beaudin was appointed Executive Vice President and Chief Development Officer in October 2005. Prior to joining Aimco and beginning in 1995, Mr. Beaudin was with Catellus Development Corporation, a San Francisco, California-based real estate investment trust. During his last five years at Catellus, Mr. Beaudin served as executive vice president, with management responsibility for development, construction and asset management.
      Miles Cortez. Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.
      Patti K. Fielding. Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. She is responsible for debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997.
      Scott W. Fordham. Mr. Fordham was appointed Senior Vice President and Chief Accounting Officer in January 2007. From January 2006 through December 2006, Mr. Fordham served as vice president and chief accounting officer of Brandywine Realty Trust, a real estate investment trust. Prior to the merger of Prentiss Properties Trust with Brandywine Realty Trust, Mr. Fordham served as senior vice president and chief accounting officer of Prentiss Properties Trust and was in charge of the corporate accounting and financial reporting groups. Prior to joining Prentiss Properties Trust in 1992, Mr. Fordham worked in public accounting with PricewaterhouseCoopers LLP. Mr. Fordham is a certified public accountant.
      Lance J. Graber. Mr. Graber was appointed Executive Vice President in October 1999. He focuses on transactions related to Aimco’s portfolio of properties in the eastern portion of the United States.
      Thomas M. Herzog. Mr. Herzog was appointed Executive Vice President in July 2005 and Chief Financial Officer in November 2005. In January 2004, Mr. Herzog joined Aimco as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, Mr. Herzog was at GE Real Estate, serving as Chief Accounting Officer & Global Controller from June 2002 to January 2004 and as Chief Technical Advisor from March 2000 to June 2002. Prior to joining GE Real Estate, Mr. Herzog was at Deloitte & Touche LLP from 1990 until 2000.
      James G. Purvis. Mr. Purvis was appointed Executive Vice President — Human Resources in February 2003. Prior to joining Aimco, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc. a privately held biotechnology company in Boulder, Colorado.
      David Robertson. Mr. Robertson has been Executive Vice President since February 2002 and President and Chief Executive Officer of Aimco Capital since October 2002. Since February 1996, Mr. Robertson has been Chairman of Robeks Corporation, a privately held chain of specialty food stores.
      Robert Y. Walker, IV. Mr. Walker was appointed Senior Vice President in August 2005 and became Chief Accounting Officer in November 2005. He was promoted to Executive Vice President in July 2006 and in January 2007 became the chief financial officer of Conventional Property Operations. From June 2002 until he joined Aimco, Mr. Walker served as senior vice president and chief financial officer at Miller Global Properties, LLC, a Denver-based private equity, real estate fund manager. From May 1997 to June 2002, Mr. Walker was employed by GE Real Estate, serving as Global Controller from May 2000 to June 2002.
      James N. Bailey. Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies and insurance company affiliates. In addition, he is a director of Getty Images, Inc., a publicly held company. He also serves as an Overseer for the

New England Aquarium. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.
      Richard S. Ellwood. Mr. Ellwood was first elected as a Director of the Company in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm until December 31, 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated, a publicly held company. He also serves as a trustee of the Diocesan Investment Trust of the Episcopal Diocese of New Jersey and is chairman of the diocesan audit committee.
      Thomas L. Keltner. Mr. Keltner is nominated to the Board of Directors. If elected to the Board of Directors, Mr. Keltner will serve on the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. In March 2007, Mr. Keltner became the Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation. Mr. Keltner joined Hilton Hotels Corporation in 1999 and has served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999 Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc.
      J. Landis Martin. Mr. Martin was first elected as a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is a also member of the Audit and Nominating and Corporate Governance Committees and serves as the Lead Independent Director of Aimco’s Board. Mr. Martin is the Founder and Managing Director of Platte River Ventures LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Halliburton Company, a publicly held provider of products and services to the energy industry and Crown Castle International Corporation, a publicly held wireless communications company.
      Robert A. Miller. Mr. Miller is nominated to the Board of Directors. If elected to the Board of Directors, Mr. Miller will serve on the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller has served as the President of Marriott Leisure since 1997. Prior to Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978 Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman of the American Resort Development Association (ARDA) and currently serves as Chairman of the ARDA International Foundation.
      Thomas L. Rhodes. Mr. Rhodes was first elected as a Director of the Company in July 1994 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Rhodes is Chairman of National Review magazine where he served as President since November 1992 and as a Director since 1988. From 1976 to 1992, he held various positions at

Goldman, Sachs & Co., was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and Vice Chairman of American Land Lease, Inc., a publicly held real estate investment trust.
      Michael A. Stein. Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. Until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. He joined ICOS in January 2001. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Prior to joining Marriott, Mr. Stein spent 18 years at Arthur Andersen LLP, where he was a partner and served as the head of the Commercial Group within the Washington, D.C. office. Mr. Stein serves on the Board of Directors of Getty Images, Inc., a publicly held company, and the Board of Trustees of the Fred Hutchinson Cancer Research Center.
CORPORATE GOVERNANCE MATTERS
Independence of Directors
      The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In 2006, in addition to the factors mentioned, the Board evaluated potential investment relationships between a Considine family partnership and entities in which each of Messrs. Martin and Bailey have control and/or financial interests. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.
      Consistent with these considerations, the Board affirmatively has determined that of the incumbent directors Messrs. Bailey, Ellwood, Martin, Rhodes and Stein are independent directors (collectively the “Independent Directors”) and that director nominees Messrs. Keltner and Miller are also independent (the “Independent Director Nominees”).
Meetings and Committees
      The Board held five meetings during the year ended December 31, 2006. During 2006, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served. The Board has established standing audit, compensation and human resources, and nominating and corporate governance committees.
      The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. The Chairman of the Board attended the Company’s 2006 annual meeting of stockholders, and the Company anticipates that a majority of the members of the Board will attend the 2007 annual meeting of stockholders.

Audit Committee.
      The Audit Committee currently consists of the five Independent Directors, and the Audit Committee Chairman is Mr. Stein. If elected to the Board of Directors, the Independent Director Nominees will also serve on the Audit Committee. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement (including the audit of the Company’s financial statements and the Company’s assessment of internal control over financial reporting), reviews the independence of the independent registered public accounting firm and considers the range of audit and non-audit fees. The Audit Committee also provides oversight for the Company’s financial reporting process, internal control over financial reporting and the Company’s internal audit function.
      Aimco’s Board has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Mr. Stein as an “audit committee financial expert.” Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.
      The Audit Committee held seven meetings during the year ended December 31, 2006. The Audit Committee has a written charter that was adopted effective November 6, 2003, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Compensation and Human Resources Committee.
      The Compensation and Human Resources Committee currently consists of the five Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. If elected to the Board of Directors, the Independent Director Nominees will also serve on the Compensation and Human Resources Committee. The Compensation and Human Resources Committee’s purposes are to: oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Compensation Discussion and Analysis; and to direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2006. The Compensation and Human Resources Committee has a written charter that was adopted effective January 29, 2004, and last updated on January 30, 2007, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee.
      The Nominating and Corporate Governance Committee currently consists of the five Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. If elected to the Board of Directors, the Independent Director Nominees will also serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held five meetings during the year ended December 31, 2006. The Nominating and Corporate Governance Committee has a written charter that was adopted effective March 8, 2004, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

      The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others as it deems appropriate. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders, persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2007.
      The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Keltner and Miller along with the six members of the Board standing for re-election. In identifying potential candidates for the Board, Aimco engaged a third-party search firm to assist in identifying potential nominees for evaluation and consideration by the Nominating and Corporate Governance Committee and the Board.

Separate Sessions of Non-Management Directors.
      Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group is made up of the five Independent Directors, met in executive session without management four times during the year ended December 31, 2006. Mr. Martin was the Lead Independent Director who presided at such executive session in 2006, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2007.
Director Compensation
      For the year ended December 31, 2006, Aimco paid the directors serving on the Board as follows:

					Change in
					Pension Value
					and
	Fees Earned				Nonqualified
	or Paid in			Non-Equity	Deferred
	Cash	Stock Awards	Option	Incentive Plan	Compensation	All Other
Name	($)(1)	($)(2)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)

James N. Bailey(3)	21,000	128,880	—	—	—	—	149,880
Terry Considine(4)	—	—	—	—	—	—	—
Richard S. Ellwood(5)	21,000	128,880	—	—	—	—	149,880
J. Landis Martin(6)	21,000	128,880	—	—	—	—	149,880
Thomas L. Rhodes(7)	19,000	128,880	—	—	—	—	147,880
Michael A. Stein(8)	21,000	128,880	—	—	—	—	149,880

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are typically considered as a single meeting for purposes of director compensation.

(2)	For 2006, the Independent Directors were each awarded 3,000 shares of fully vested Common Stock, which award was made on February 13, 2006. The dollar value shown above represents the grant date fair value and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on February 13, 2006, of $42.96.

(3)	Mr. Bailey holds options to acquire an aggregate of 23,000 shares, all of which are fully vested and exercisable.

(4)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

(5)	Mr. Ellwood holds options to acquire an aggregate of 29,000 shares, all of which are fully vested and exercisable.

(6)	Mr. Martin holds options to acquire an aggregate of 29,000 shares, all of which are fully vested and exercisable.

(7)	Mr. Rhodes holds options to acquire an aggregate of 29,000 shares, all of which are fully vested and exercisable.

(8)	Mr. Stein holds an option to acquire 3,000 shares, which is fully vested and exercisable.
Compensation for Independent Directors in 2007 is an annual fee of 4,000 shares of fully vested Common Stock each, which shares were awarded February 5, 2007, a fee of $1,000 for attendance at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee. After having reduced the number of shares granted in 2006 to reflect the Company’s performance in 2005, the Board determined for 2007 to restore the award to 4,000 shares based in part on the Company’s performance in 2006.
Code of Ethics
      Effective November 6, 2003, the Board adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.
Corporate Governance Guidelines
      Effective March 8, 2004, the Board adopted and approved Corporate Governance Guidelines, which were last reviewed and amended in August 2006. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, and an annual performance evaluation of the Board.
Communicating with the Board of Directors
      Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.
      To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary
Office of the General Counsel
Apartment Investment and Management Company
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
      The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee.
      The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm their independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.
      The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during fiscal year 2006.
      None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and audited assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.
Date: March 16, 2007

MICHAEL A. STEIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
J. LANDIS MARTIN
THOMAS L. RHODES
      The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Principal Accountant Fees
      The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2006 and 2005 were approximately $11.39 million and $10.48 million, respectively, and are described below.

Audit Fees
      Fees for audit services totaled approximately $7.06 million in 2006 and approximately $6.97 million in 2005. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting (which includes procedures related to the implementation of the internal control provisions set forth in Section 404 of the Sarbanes-Oxley Act of 2002), and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the Securities and Exchange Commission (“SEC”), other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees
      Fees for audit-related services totaled approximately $0.72 million in 2006 and approximately $0.84 million in 2005. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees
      Fees billed for tax services, including tax compliance services for approximately 400 subsidiaries or affiliates of the Company, and tax planning totaled approximately $3.61 million in 2006 and approximately $2.68 million in 2005. The difference between the two amounts is substantially due to the timing of services rendered and related billing.

All Other Fees
      Fees for all other services not included above were zero in 2006 and in 2005. There were no fees billed or incurred in 2006 and 2005 related to financial information systems design and implementation.
      Included in the fees above are audit and tax compliance fees of $6.8 million and $6.6 million for 2006 and 2005, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to approximately 210 such partnerships and tax compliance services were provided to approximately 395 such partnerships during 2006.
Audit Committee Pre-Approval Policies
      In 2003, the Audit Committee adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”), which the Audit Committee reviewed and again approved, with minor modifications, in October 2006. The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information available to the Company, as of March 2, 2007, with respect to Aimco’s equity securities beneficially owned by (i) each director and director nominee, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as of March 2, 2007, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 2, 2007, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

	Number of		Percentage of	Number of		Percentage
Name and Address	shares of		Common Stock	Partnership		Ownership of the
of Beneficial Owner	Common Stock(1)		Outstanding(2)	Units(3)		Company(4)

Directors & Executive Officers:
Terry Considine	7,523,201	(5)	7.36%	2,439,557	(6)	8.90%
Thomas M. Herzog	72,409	(7)	*	—		*
David Robertson	605,494	(8)	*	—		*
Timothy J. Beaudin	90,681	(9)	*			*
Lance J. Graber	375,969	(10)	*	—		*
James N. Bailey	44,000	(11)	*	—		*
Richard S. Ellwood	65,475	(12)	*	—		*
Thomas L. Keltner	—		*	—		*
J. Landis Martin	76,500	(13)	*	34,646	(14)	*
Robert A. Miller	—		*	—		*
Thomas L. Rhodes	89,400	(15)	*	34,365	(16)	*
Michael A. Stein	16,000	(17)	*	—		*
All directors, director nominees and executive officers as a group (19 persons)	9,727,658	(18)	9.40%	2,561,019	(19)	10.86%
5% or Greater Holders:
Cohen & Steers, Inc.	8,357,887	(20)	8.62%	—		7.84%
280 Park Avenue New York, New York 10017
The Vanguard Group	7,103,624	(21)	7.33%	—		6.66%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Deutsche Bank AG	6,807,866	(22)	7.02%	—		6.38%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units.

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly owned subsidiaries, Aimco acts as general partner of, and, as of March 2, 2007, holds approximately 90% of the interests in AIMCO Properties, L.P., the operating partnership in Aimco’s structure. Interests in the AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units, partnership preferred units, and high performance partnership units. Generally after a holding period of twelve months, OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter) these shares of Common Stock would constitute approximately 10% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I High Performance Units (“Class I Units”) are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,365,616 OP Units and 2,379,084 Class I Units outstanding as of March 2, 2007, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See Note (3) above. Excludes Partnership Preferred Units issued by the Operating Partnership and Aimco preferred securities.

(5)	Includes: 236,656 shares held directly by Mr. Considine, 114,681 shares held by an entity in which Mr. Considine has sole voting and investment power, 1,195,500 shares held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest; and 945,570 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 500,000 shares held by Titaho Limited Partnership RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner, 4,339,388 shares subject to options that are exercisable within 60 days held by Titaho; 74,743 shares held by Mr. Considine’s spouse; 116,363 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; and 300 shares held by trusts for which Mr. Considine is the trustee. Mr. Considine, Titaho, Titahotwo, and an entity in which Mr. Considine has sole voting and investment power have pledged 1,198,152 shares as security for loans or other extensions of credit to Titahotwo and/or its affiliates.

(6)	Includes 850,185 OP Units and 1,589,372 Class I Units that represent 11.54% of OP Units outstanding and 66.81% of Class I Units outstanding, respectively. The 850,185 OP Units include 510,452 OP Units held directly, 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo. Mr. Considine, Titahotwo, and an entity in which Mr. Considine has sole voting and investment power have pledged 642,816 OP Units as security for loans or other extensions of credit to Titahotwo and/or its affiliates.

(7)	Includes 7,548 shares subject to options that are exercisable within 60 days.

(8)	Includes 334,691 shares subject to options that are exercisable within 60 days. Mr. Robertson has pledged 88,601 shares as security for a loan or other extension of credit.

(9)	Includes 2,178 shares subject to options that are exercisable within 60 days.

(10)	Includes 317,687 shares subject to options that are exercisable within 60 days.

(11)	Includes 23,000 shares subject to options that are exercisable within 60 days.

(12)	Includes 29,000 shares subject to options that are exercisable within 60 days, 1,000 shares that are held by Mr. Ellwood’s spouse, for which Mr. Ellwood disclaims beneficial ownership, and 200 shares held in a charitable trust for which Mr. Ellwood disclaims beneficial ownership.

(13)	Includes 29,000 shares subject to options that are exercisable within 60 days.

(14)	Includes 280.5 OP Units, which represent less than 1% of the class outstanding, and 34,365 Class I Units, which represent 1.4% of the class outstanding.

(15)	Includes 29,000 shares subject to options that are exercisable within 60 days.

(16)	Represents Class I Units, which represent 1.4% of the class outstanding.

(17)	Includes 3,000 shares subject to options that are exercisable within 60 days.

(18)	Includes 6,520,557 shares subject to options that are exercisable within 60 days and 1,344,623 shares that have been pledged as security for loans or other extensions of credit.

(19)	Includes 850,466 OP Units and 1,710,553 Class I Units, which represent 10.96% of OP Units outstanding and 71.90% of Class I Units outstanding, respectively. Also includes 642,816 OP Units that have been pledged as security for loans or other extensions of credit.

(20)	Included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 7,539,690 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.) have sole voting power and 8,316,890 shares over which such entities have sole dispositive power. Also included in the securities listed above are 40,997 shares over which Cohen & Steers, Inc. has shared voting power and shared dispositive power with Houlihan Rovers SA (which is held 50% by Cohen & Steers, Inc.).

(21)	Included in the securities listed above as beneficially owned by The Vanguard Group, Inc. are 109,756 shares over which Vanguard Fiduciary Trust Company has sole voting power.

(22)	Included in the securities listed above as beneficially owned by Deutsche Bank AG are 4,900 shares for which Deutsche Investment Management Company Americas has sole dispositive power, 13,400 for which Deutsche Bank Trust Corp. Americas has sole dispositive power, 116,648 shares for which Deutsche Asset Management Investment has sole voting or dispositive power, 6,670,414 shares for which RREEF America, L.L.C. has sole voting or dispositive power, and 2,504 for which DWS Austria Investmentgesellchaft mbh has sole voting or dispositive power.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
      This Compensation Discussion & Analysis addresses the following:

•	Aimco’s executive compensation philosophy

•	Components of executive compensation

•	Total compensation for 2006

•	Other compensation

•	Post-employment compensation and severance arrangements

•	Other benefits; perquisite philosophy

•	Stock ownership guidelines

•	Role of outside consultants and executive officers

•	Base salary, bonus compensation, and equity grant practices

•	2007 compensation
Aimco’s Executive Compensation Philosophy
      Aimco’s philosophy in setting compensation for executive officers is to provide competitive compensation that allows Aimco to attract and retain executive talent together with variable elements that reward performance. The Compensation and Human Resources Committee (the “Committee”) reviews the performance of and determines the compensation for the Chief Executive Officer. The Committee also reviews and approves the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers. Aimco uses the following guidelines for compensation decisions:

•	Align executive compensation with stockholder objectives;

•	Reward individual performance of Aimco’s executives; and

•	Attract and retain executive talent.
Components of Executive Compensation
      Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation;

•	Bonus compensation, which is paid in a combination of cash, restricted stock or stock options.
      Together, these components comprise total compensation.

How the Committee determines the amount of target total compensation for the CEO.
      The Committee sets Mr. Considine’s target total compensation at a level that reflects the Committee’s understanding of what is required in the market to attract and retain comparable talent for a comparable position. At the beginning of the year, the Committee determined target total compensation for Mr. Considine. To determine target total compensation for Mr. Considine, the Committee used an analysis provided by Aimco’s Human Resources team of proxy data for comparable positions from a peer group consisting of certain other multifamily REITs and certain Large Cap REITs in areas other than multifamily and also used REIT and general industry survey data. For Mr. Considine, the peer companies were: Archstone-Smith Trust, AvalonBay Communities Inc., BRE Properties, Inc., Boston Properties, Inc., Camden Property Trust, Developers Diversified Realty Corp., Duke Realty Corp., Equity Office Properties Trust, Equity Residential, Essex Property Trust, Inc., Forest City Enterprises, Inc., General Growth Properties, Inc., Hilton Hotels Corp., Home Properties, Inc., Starwood Hotels & Resorts, Host Marriott Corp., Kimco Realty Corp., Macerich Co., Marriott International, Inc., Prologis, Post Properties, Inc., Public Storage, Inc., Simon Property Group, Inc., United Dominion Realty Trust, and Vornado Realty Trust. Taking the average of market compensation for other chief executive officers served as the primary factor in determining the target total compensation for Mr. Considine. Other factors included an assessment of Mr. Considine’s objectives for the year and the Committee’s discretion.

How the Committee determines the allocation of Mr. Considine’s target total compensation between base and bonus.
      The Committee’s philosophy with respect to Mr. Considine’s base compensation is to set a fixed base compensation amount to provide a level of base compensation that is competitive with pay for comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. Prior to 2006, Mr. Considine’s base compensation was paid in cash. For 2006 and 2007, Mr. Considine’s base compensation has been in the form of a stock option subject to vesting based on achievement of a performance threshold. Bonus compensation is the amount in excess of base compensation that, together with base compensation, constitutes total compensation. Bonus compensation is tied both to the achievement of company objectives and specific individual goals.

How Aimco determines the amounts of target total compensation for executive officers (other than the CEO).
      Aimco sets executive officer target total compensation at a level that reflects Aimco’s understanding of what is required in the market to attract and retain comparable talent for a comparable position. At the beginning of 2006, Mr. Considine, in consultation with the Committee, determined target total compensation for the executive officers. To make these determinations, Mr. Considine worked with Aimco’s Human Resources team, which provided an analysis of data for each position drawn from proxy data for comparable positions from a peer group consisting of certain other multifamily REITs and certain other REITs in areas other than multifamily, REIT industry survey data, and survey data for companies in other industries with comparable positions, transactional functions, and similar revenue size and management complexity. Taking the average of market compensation for other comparable positions served as the primary factor in determining the target total compensation for executive officers. Survey data was reviewed and used to validate proxy data obtained or to provide a market comparison of the value of the position. Other factors included an assessment of each executive officer’s objectives for the year and Mr. Considine’s discretion. Aimco has used substantially the same comparisons for these positions for the past several years to assist in the determination of executive compensation. These comparisons were deemed to represent fairly information from the labor markets in which Aimco competes for executive talent.

How Aimco determines the allocation of executive officer target total compensation between base and bonus.
      Aimco’s philosophy with respect to base compensation for executive officers is to set a fixed base compensation amount that is competitive with the average base pay for comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity. Base compensation amounts are generally the same for officers with comparable levels of responsibility to provide internal equity and consistency among executive officers. Executive officer base compensation is generally paid in cash. In some cases, base compensation varies from that of the market average or from that of officers with comparable levels of responsibility because of the current recruiting or retention market for a particular position, or because of the tenure of a particular officer in his position.
      Bonus compensation is the amount in excess of base compensation that, when totaled together with base compensation, constitutes total compensation. Each executive officer’s bonus compensation is tied both to the achievement of company objectives and specific individual goals.
      The total percentage of bonus compensation that is contingent upon Aimco achieving certain minimum objectives (e.g., the 2006 AFFO Target described below) and may be reduced in the event Aimco’s objectives are not met is as follows: up to 50% for executive vice presidents and up to 25% for other officers. In this way, each officer’s compensation is tied directly to Aimco’s performance and those officers with greater influence over Aimco’s performance have greater upside potential and greater downside risk.

      As part of the process of setting target total compensation and determining the mix of compensation, the Committee (for Mr. Considine), and Mr. Considine in consultation with the Committee (for the other executive officers), also considered tally sheets setting forth all components of the compensation, including base compensation, bonus compensation (including cash and equity), the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, the potential for accelerated payments resulting from a change in control, death, disability and termination of employment other than for cause.

How bonus compensation serves Aimco’s objectives.
      Bonus compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity. Discretionary bonus amounts above target bonus compensation amounts reward and therefore encourage outstanding individual and Company performance. Providing bonus compensation in the form of Aimco equity that vests over time (typically a period of four or five years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco performance. With respect to the equity portion of bonus compensation, Aimco permits each executive vice president to select up to 25% of such equity compensation in stock options with the remainder in restricted stock. Aimco permits this individual election to give each executive officer the opportunity to receive a mix of restricted stock and options that best suits each individual’s investment preferences while ensuring that each executive officer’s compensation is tied to Aimco’s performance over time. When the equity is in the form of stock options, the currency is inherently performance based because the optionee only receives a benefit if and to the extent Aimco’s stock price rises after the date the option is granted. When the equity is in the form of restricted stock, the compensation is also linked to performance because the future value of the equity depends on the performance of Aimco’s stock.
Total compensation for 2006
      For 2006, total compensation is the sum of base compensation and bonus compensation.
Base Compensation for 2006

Mr. Considine’s Base Compensation
      Although historically Mr. Considine’s base compensation has been paid in cash, for 2006, based on Mr. Considine’s recommendation, the Committee determined that Mr. Considine’s base compensation of $600,000 be contingent on Aimco’s achievement of $2.40 per share of adjusted funds from operations, or AFFO, in 2006 (the “2006 AFFO Target”) to provide Mr. Considine an incentive highly correlated with a specific corporate objective. Accordingly, instead of paying Mr. Considine a $600,000 cash base salary, on February 13, 2006, the Committee awarded Mr. Considine a non-qualified stock option for 115,385 shares at an exercise price equal to fair market value on the date of grant ($42.98). For the purpose of calculating the number of shares subject to the stock option to be granted, the foregone $600,000 cash salary amount was divided by $5.20, which price was calculated by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Because Aimco met the 2006 AFFO Target, the option vested on the first anniversary of the grant date of February 13, 2006. This option grant is reflected in the Summary Compensation Table — see note 6 thereto.

Other Executive Officer Base Compensation
      For 2006, base compensation for all executive vice presidents was set between $275,000 and $350,000. Prior to August 2006, Mr. Beaudin’s base compensation was at a higher rate in order to recruit him to Aimco. Base compensation for all officers below the executive vice president level was determined based on market studies and also based on external market conditions.

Bonus Compensation for 2006
      Bonus compensation was determined based on Aimco’s achievement of the objectives of Aimco’s 2006 approved operating plan, including the 2006 AFFO Target, specific transaction related goals, and achievement of specific individual objectives as detailed in our performance management program — Managing Aimco Performance (“MAP”) which sets and monitors performance objectives for each team member. Once Aimco’s performance against the 2006 AFFO Target was determined, individual performances against goals set forth in each executive’s individual MAP were measured. The Committee (in the case of Mr. Considine), or Mr. Considine, in consultation with the Committee (in the case of the other executive officers), also had discretion to adjust the final bonus amount based on assessments of performance factors outside of the MAP process.
      The formula for determining bonus compensation was as follows:
      Total bonus compensation =
      Target bonus compensation x 2006 AFFO Target Multiplier (described below) x MAP Performance Achievement (described below)

2006 AFFO Target Multiplier
      All officers had a portion of their target bonus compensation subject to the achievement of the 2006 AFFO Target — the “2006 AFFO Target Multiplier” in the formula above. If Aimco met the 2006 AFFO Target, the 2006 AFFO Target Multiplier would equal 100%.
      If Aimco failed to meet the 2006 AFFO Target, the 2006 AFFO Target Multiplier would have been the amount by which a target bonus compensation amount could have been reduced. For example, if Aimco failed to meet the 2006 AFFO Target, Mr. Considine’s bonus compensation was subject to up to a 100% reduction (in addition to the forfeiture of his base compensation) and thus the 2006 AFFO Target Multiplier would have been zero. For an executive vice president, the 2006 AFFO Target Multiplier would have been 50%, reducing the bonus amount by half. Officers below the executive vice president level were subject to up to a 25% reduction of their target total bonus, if the 2006 AFFO Target had not been met, the AFFO Target Multiplier would have been 75%. In this way, each officer’s compensation was tied directly to Aimco’s performance and those officers with greater influence over Aimco’s performance had greater upside potential and greater downside risk.

MAP Performance Achievement
      Each executive’s performance was evaluated based on goals set forth in each executive’s individual MAP. Each executive’s performance was assigned a percentage, which percentage is used as the “MAP Performance Achievement” in the formula.
      For example, because the 2006 AFFO Target was met, the formula dictated that an executive with a target bonus compensation amount of $1 million, whose MAP performance was 90%, receive a bonus of $900,000, calculated as follows:
$1 million x 100% (2006 AFFO Target Multiplier) x 90% (MAP Performance Achievement) = $900,000.
The final amount was subject to adjustment based on the discretion of either the Committee (in the case of Mr. Considine), or Mr. Considine, in consultation with the Committee (in the case of the other executive officers).
      For Mr. Considine, based on the average of the competitive data, the Committee determined at the start of 2006 that his bonus target was $3.3 million. The Committee reviewed Aimco’s and Mr. Considine’s performance based on his MAP objectives, which included:

•	Ensuring Aimco’s long-term financial stability

•	Executing growth in profitability

•	Promoting Aimco’s values

•	Attracting, retaining and motivating a strong management team.
      The Committee noted that Aimco met the 2006 AFFO Target (even after factoring in the 3.7 million increase in Aimco’s effective share count due to the increase in Aimco’s Common Stock price), which was the most important performance objective for 2006. In meeting the 2006 AFFO Target, Aimco also:

•	Provided annual total stockholder return of approximately 55%.

•	Produced “Same Store” net operating income of $576.2 million, up 9.5% over 2005.

•	Earned activity fee and asset management income net of tax of $28.2 million compared with $19.2 million in 2005.

•	Acquired nine conventional core properties, containing approximately 1,700 residential units for an aggregate purchase price of approximately $177 million.

•	Originated approximately $100 million in loans secured by 87 properties with 1,597 residential units and 42 commercial spaces in the West Harlem District of New York City. In conjunction with this loan agreement, Aimco obtained an option to purchase some or all of the properties during the next ten years.

•	Sold 63 conventional non-core properties and two conventional core properties generating net cash proceeds to Aimco, after repayment of existing debt, payment of transaction costs and distributions to limited partners, of $505 million.

•	Invested approximately $233.6 million in redevelopment activity.

•	Closed loans totaling $1,224.6 million at an average interest rate of 5.66%, which included the refinancing of loans totaling $586.3 million with prior interest rates averaging 6.34%.

•	Reduced general and administrative expenses, before variable compensation, by approximately $8 million as compared to 2005.
      Based on Aimco’s performance and Mr. Considine’s achievement of his MAP objectives, the Committee determined that Mr. Considine should receive the following:

2006 Bonus Compensation

		Target Total			Restricted
Total Target		Bonus		Stock	Stock	Total 2006
Compensation ($)	Base ($)	Compensation ($)	Cash ($)	Options ($)	($)	Compensation ($)

3,900,000	600,000	3,300,000	1,650,000	2,650,000	0	4,900,000
      The total target compensation of $3.9 million was set by the Committee based on the average of market compensation for comparable chief executive officer positions, an assessment of Mr. Considine’s objectives for the year and the Committee’s discretion. Mr. Considine was paid based on full achievement of target performance plus an additional $1 million in equity to recognize Aimco’s overall performance as reflected, in part, by Aimco’s total stockholder return and stock price performance. Mr. Considine’s bonus compensation was in the form of $1.65 million in cash, a ten-year non-qualified stock option to acquire 146,018 shares, which option vests ratably over four years, and a ten-year non-qualified stock option to acquire 88,496 shares, which option vests ratably over five years. The options were granted February 5, 2007. The cash bonus shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” Because the equity awards for 2006 bonus compensation were made in 2007, pursuant to the applicable disclosure rules such awards will be reflected in the Summary Compensation and Grants of Plan Based Awards tables in Aimco’s proxy statement for the 2008 annual meeting of stockholders. The Committee considered Aimco’s “burn rate” and discussed with Mr. Considine his preference for the form in which his equity is awarded and gave Mr. Considine latitude in making the determination. Mr. Considine prefers the risk and potential upside inherent in stock options and therefore selected all of his equity compensation in stock options. Mr. Considine’s bonus compensation was tied directly to Aimco’s performance, with 100% of his bonus contingent on Aimco’s achievement of the 2006 AFFO Target. In this way, the Committee rewarded Mr. Considine for Aimco’s performance and return for Aimco’s stockholders. The Committee and Mr. Considine believe that it is in the shareholders’ best interest to motivate and reward

Mr. Considine in this highly entrepreneurial manner. Bonus compensation paid in cash is used by the Committee primarily to provide competitive compensation as compared to comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. Providing bonus compensation in the form of Aimco equity that vests over time (typically a period of four or five years) serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco performance.
      Based on Aimco’s performance and each named executive officer’s achievement of his MAP objectives, Mr. Considine, in consultation with the Committee, determined that the named executive officers should receive the following:

				2006 Bonus Compensation ($)
			Target Total
	Total Target		Bonus		Stock	Restricted	Total 2006
	Compensation ($)	Base ($)	Compensation ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

Mr. Herzog	$1,600,000	$350,000	$1,250,000	$800,000	—	$850,000	$2,000,000
Mr. Robertson	$3,450,000	$350,000	$3,100,000	$3,225,000	—	$2,875,000	$6,450,000
Mr. Beaudin	$1,400,000	$845,833	$1,050,000	$600,000	—	$755,000	$2,200,833
Mr. Graber	$2,000,000	$300,000	$1,700,000	$1,000,000	—	$700,000	$2,000,000
      The total target compensation amounts were set by Aimco based on the average of market compensation for comparable positions, an assessment of each executive officer’s objectives for the year and Mr. Considine’s discretion. Messrs. Herzog, Robertson, Beaudin and Graber were paid based on full achievement of target performance. The cash bonuses shown above appear in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” Messrs. Herzog and Beaudin were awarded additional amounts in equity to recognize strong individual performance and Aimco’s overall performance. At the start of 2006, the Compensation and Human Resources Committee set Mr. Beaudin’s non-equity incentive plan target compensation at $700,000; however, as finally determined, Mr. Beaudin’s cash bonus was $600,000 and his equity amounts were increased to reflect the higher base salary paid during his mutual trial period as described in the footnotes to the Summary Compensation Table below. Mr. Robertson was also paid additional amounts in both cash and equity to recognize his significant contributions in tax credit financing, transactions, strong individual performance and Aimco’s overall performance. Mr. Robertson’s additional cash payment appears in the Summary Compensation Table under column headed “Bonus.”
      With respect to 2006 bonus compensation in the form of equity awards, both the shares of restricted stock and the stock options were granted February 5, 2007, and vest ratably either over four or five years. Because the equity awards for 2006 bonus compensation were made in 2007, pursuant to the applicable disclosure rules such awards will be reflected in the Summary Compensation and Grants of Plan Based Awards tables in Aimco’s proxy statement for the 2008 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $61.52 per share, which was the average of the high and low trading prices of Aimco’s Common Stock on the ten trading days preceding the grant date. The ten-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines. For the purpose of calculating the number of shares subject to the stock options to be granted, the dollars allocated to stock options were divided by $11.30, which price was calculated by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The stock options have an exercise price per share of $62.63, which is equal to the fair market value of Aimco’s Class A Common Stock on February 2, 2007 (per Aimco’s 1997 Stock Award and Incentive Plan (the “1997 Plan”) “fair market value” is defined as the closing price of Aimco’s Class A Common Stock on the last trading day immediately prior to the grant date (the closing price on February 5, 2007, was $62.60)).
Other Compensation
      From time to time, Aimco determines to provide executives with additional compensation in the form of discretionary cash or equity bonuses. Typically, these determinations are made to recruit or retain key employees or to recognize outstanding performance. During 2006, Aimco made such payments in connection with recruiting Mr. Beaudin, including salary at a higher rate during a mutual trial period, and a cash bonus and several equity awards all made upon the conclusion of that trial period. The cash bonus appears in the Summary Compensation Table under column headed “Bonus,” and the equity awards are shown in the Grants of Plan-Based Awards Table.
Post-Employment Compensation and Severance Arrangements

401(k)
      Aimco provides a 401(k) plan that is offered to all Aimco team members. Aimco matches 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. For 2006, the maximum match by Aimco was $8,800, which is the amount that Aimco matched for each of Messrs. Herzog, Robertson, and Beaudin’s 2006 401(k) contributions. Because Mr. Considine’s base compensation for 2006 was not in cash, he did not have taxable wages in 2006 and thus was not eligible to participate in the 401(k). Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a SERP or any similar arrangements.

Deferred Compensation Plan
      Aimco established a deferred compensation plan in 2005. Each calendar year, Aimco’s officers with a minimum annual base salary of $150,000 may participate in the deferred compensation plan. Participating employees may defer up to 50% of their annual base salary. Participants may also defer up to 100% of any performance-based cash bonus. Although the deferred compensation plan permits voluntary contributions by Aimco on behalf of an employee, Aimco has not made any such contributions. At the time the deferral election is made, the participant must also indicate at what future age or by what future date they wish to have the deferral distributed to him or her. The participant must also choose to receive the deferral in either a lump sum payment, or in annual installments over a period of five or ten years. During 2006, three employees participated, and through the end of 2006, an aggregate of approximately $85,000 had been deferred under this plan. The deferred compensation plan is intended to comply with Section 409A of the Internal Revenue Code and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended.

Executive Employment and Severance Arrangements
      In response to a stockholder proposal seeking certain limitations regarding executive severance arrangements, in July 2004, the Committee adopted an executive severance policy. That policy provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.
      Mr. Considine’s employment contract, which has remained unchanged since Aimco’s initial public offering in 1994, provides that upon a change in control of the Company or a termination of employment under certain circumstances, Mr. Considine will be entitled to a payment equal to three times the average annual salary for the previous 36 months. The contract provides that during the term of the contract and for one year thereafter, Mr. Considine will not engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contract provides that Mr. Considine will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly traded company involved in those activities.
      None of Messrs. Herzog, Robertson or Graber has an employment agreement or severance arrangement. If Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $350,000. In connection with the recruitment and retention of Messrs. Herzog, Robertson and Beaudin, certain restricted stock grants provide for accelerated vesting if Aimco terminates such person’s employment without cause, and one restricted stock grant to Mr. Robertson also includes an accelerated vesting provision if he voluntarily terminates his employment.
Other Benefits; Perquisite Philosophy
      Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.
Stock Ownership Guidelines
      Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s officers to own Aimco stock. During 2006, the Committee and management established stock ownership guidelines for Aimco’s executive and other officers. Equity ownership guidelines for executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. For non-executive officers, the ownership guidelines require retention of a portion of all stock awards up to the amount of such officer’s base salary. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.
      Aimco’s stock ownership guidelines require the following

Officer Position	Ownership Target *

Chief Executive Officer	Lesser of 5x salary or 75,000 shares
Chief Financial Officer, Chief Development Officer, Chief Legal Officer, and Aimco Capital Chief Executive Officer	Lesser of 4x salary or 35,000 shares
Other Executive Vice Presidents	Lesser of 3x salary or 22,500 shares
Senior Vice Presidents and Vice Presidents	Retention of 50% of gross restricted stock awards up to 1x base salary.
      Each of Messrs. Considine, Herzog, Robertson, Beaudin and Graber exceed the ownership targets established in Aimco’s stock ownership guidelines.
Role of Outside Consultants and Executive Officers
      The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee has engaged Aon Consulting, which, together with James G. Purvis, Executive Vice President of Human Resources, and his executive compensation team, supports the Committee in its work.
Base Salary, Bonus Compensation, and Equity Grant Practices
      Base salary adjustments typically take effect on July 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine bonus compensation in late January or early February. The cash portion of bonus compensation is typically paid between late February and late March. The equity components of bonus compensation are awarded in late January or early February.
      Aimco grants equity in two scenarios: in connection with bonus compensation, as discussed above; and in connection with certain new-hire packages.
      With respect to bonus compensation in the form of equity, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination in late January or early February. In the last several years, the Committee has used its quarterly meeting in late January to have a preliminary discussion of year-end compensation, followed by final Committee action usually a couple of weeks later, based on the Committee’s review of management’s answers to Committee inquiries. The date of determination and date of award are not selected based on share price. In the case of new-hire packages, option grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 1997 Plan, the Committee has delegated the authority, up to certain limits, to the Chief Financial Officer (Thomas M. Herzog) and/or Secretary (Miles Cortez) to make equity awards. The Committee and Messrs. Herzog and Cortez time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.
      Pursuant to the 1997 Plan, the closing price on the day prior to the date of grant is defined as “Fair Market Value.” Thus, Aimco stock options have a strike price that is the closing price of Aimco’s common stock on the NYSE for the last trading day immediately prior to the grant date. Aimco does not grant options at a strike price below Fair Market Value. The Committee values the stock options based on a calculation by a nationally recognized independent investment bank using the Black-Scholes Option Pricing Model, which model may be used to measure compensation cost under SFAS 123R.
2007 Compensation
      The Committee has made certain determinations of total target compensation (base compensation plus bonus compensation) for 2007, which will be based on achievement of the objectives of Aimco’s 2007 approved operating plan and achievement of specific individual objectives. Base compensation amounts are discussed above. Target bonus compensation amounts are as follows: Mr. Considine — $3.55 million; Mr. Herzog — $1.25 million; Mr. Beaudin — $1.65 million; and Mr. Graber — $1.65 million. Target bonus compensation for 2007 for Mr. Robertson has not yet been determined. These target bonus compensation amounts are based in part on Aimco’s achievement of stretch objectives in the operating plan, which include performance in excess of $3.45 per share of Funds From Operations. If such objectives are not achieved or if individual performance so warrants, the amount paid for 2007 bonus compensation may be less than these targets, and if such objectives are exceeded or if individual performance so warrants, the amount paid for 2007 bonus compensation may exceed these targets. Bonus compensation may be paid in the form of cash, options or restricted stock.
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS
      The Compensation and Human Resources Committee held six meetings during fiscal year 2006. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.
Date: March 16, 2007

J. LANDIS MARTIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. RHODES
MICHAEL A. STEIN
      The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE FOR 2006

										Change in
										Pension Value
										and
									Non-Equity	Nonqualified
Name and						Stock	Option		Incentive Plan	Deferred	All Other
Principal						Awards	Awards		Compensation	Compensation	Compensation
Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(2)		($)(3)	Earnings ($)	($)(4)	Total ($)

Terry Considine — Chairman of the Board of Directors, Chief Executive Officer and President(5)	2006	—	(6)	—		338,242	2,580,589	(7)	1,650,000	—	—	4,568,831
Thomas M. Herzog — Executive Vice President and Chief Financial Officer	2006	350,000		—		514,424	16,906		800,000	—	8,800	1,690,130
David Robertson — Executive Vice President; President and Chief Executive Officer — Aimco Capital	2006	350,000		1,500,000	(8)	1,839,351	209,953		1,725,000	—	8,800	5,633,104
Timothy J. Beaudin — Executive Vice President and Chief Development Officer	2006	845,833	(9)	300,000	(10)	774,642	5,695		600,000	—	8,800	2,534,970
Lance J. Graber — Executive Vice President	2006	300,000		—		632,911	61,278		1,000,000	—	—	1,994,189

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2006, and note 14 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2003. See the Grants of Plan-Based Awards Table for information on awards made in 2006. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2006, and note 14 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2003. See the Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	The amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 5, 2007, which target amounts were established by the Committee on February 13, 2006, as discussed below in the “Grants of Plan Based Awards” table. These cash payments were made on February 28, 2007.

(4)	Represents non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)	Mr. Considine receives annual cash compensation pursuant to an employment contract with Aimco. The initial two-year term of this contract expired in July 1996 but the contract is automatically renewed for successive one-year terms unless Aimco terminates Mr. Considine’s employment. The base salary payable under the employment contract is subject to annual review and adjustment by the Compensation and Human Resources Committee. For 2006 and 2007, Mr. Considine received his base salary in the form of a stock option instead of cash. Mr. Considine is also eligible for a bonus set by the Compensation and Human Resources Committee.

(6)	For 2006, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 115,385 shares as discussed below in the “Grants of Plan Based Awards” table.

(7)	Includes the SFAS 123R expense associated with the option granted to Mr. Considine in lieu of cash base salary (see Note (6) to this table).

(8)	In addition to Mr. Robertson’s cash payment based on the target amount for non-equity incentive compensation shown above, Mr. Robertson received an additional cash bonus payment, which was also made on February 28, 2007.

(9)	In connection with recruiting Mr. Beaudin, Aimco and Mr. Beaudin agreed to a mutual trial period during which his initial salary was at a higher rate, resulting in an annual amount as indicated above. For 2007, his annual base salary is $350,000.

(10)	In connection with recruiting Mr. Beaudin, at the conclusion of a mutual trial period he was paid a $300,000 cash bonus.
GRANTS OF PLAN-BASED AWARDS IN 2006
      The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2006.

									All Other	All Other
									Stock	Option
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant
			Non-Equity Incentive Plan			Under Equity Incentive			Number	Number of	or Base	Date Fair
			Awards(2)			Plan Awards(3)			of Shares	Securities	Price of	Value of
									of Stock	Underlying	Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Terry Considine	2/13/2006	(1)	0	1,650,000	—	0	115,385	115,385	—	478,011	42.98	3,100,000
Thomas M. Herzog	2/13/2006	(1)	62,500	800,000	—	—	—	—	25,858	—	—	1,110,860
David Robertson	2/13/2006	(1)	87,575	1,725,000	—	—	—	—	46,902	—	—	2,014,910
Timothy J. Beaudin	2/13/2006	(1)	7,875	700,000	—	—	—	—	—	—	—	—
	7/31/2006	(4)	—	—	—	—	—	—	76,230	10,890	48.50	3,722,856
Lance J. Graber	2/13/2006	(1)	42,500	1,000,000	—	—	—	—	23,507	—	—	1,009,861

(1)	On February 13, 2006, in connection with its review and determination of year-end 2005 compensation, the Compensation and Human Resources Committee (the “Committee”) of the Aimco Board approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Herzog, Robertson, Beaudin and Graber. For 2005, year-end bonuses were in the form of cash and equity and because the equity grants were made in 2006 (even though they were for 2005 compensation), as required by the disclosure rules, the equity portion is shown above. Pursuant to the 1997 Plan, the Committee made equity awards as follows: Mr. Considine — a non-qualified stock option to acquire 478,011 shares; Mr. Herzog — 25,858 shares of restricted stock; Mr. Robertson — 46,902 shares of restricted stock; and Mr. Graber — 23,507 shares of restricted stock. Mr. Considine’s option has a term of ten years and has a strike price per share of $42.98, which is equal to the fair market value of Aimco’s Common Stock on February 10, 2006 (per the 1997 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the last trading day immediately prior to the grant date (the closing price on February 13, 2006, was

$42.96)). The option was valued at approximately $5.23 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The number of shares of restricted stock was determined based on the average of the high and low trading prices of Aimco’s Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the grant date, or $42.54. The stock options and the restricted stock vest ratably over five years beginning with the first anniversary of the grant date and are subject to accelerated vesting upon Aimco’s achievement of Funds From Operations of at least four dollars ($4.00) per share in any single calendar year. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On February 13, 2006, the Committee also made determinations of total bonus potential for 2006 based on achievement of the objectives of Aimco’s 2006 approved operating plan, which included specific transaction related goals and the 2006 AFFO Target, and achievement of specific individual objectives. Target total bonus amounts were as follows: Mr. Considine — $3.3 million (which was subject to a 100% reduction if the 2006 AFFO Target was not met); Mr. Herzog — $1.25 million; Mr. Robertson — $3.1 million; Mr. Beaudin — $1.05 million; and Mr. Graber — $1.7 million. The table above indicates the target cash portion of these total target amounts. The equity portions of these total target amounts were awarded in 2007; therefore, pursuant to the applicable disclosures rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2008 annual meeting of stockholders.

(3)	For 2006, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 115,385 shares, which grant was also made by the Committee on February 13, 2006, pursuant to the 1997 Plan. The number of options was determined by dividing $600,000 by $5.20. This option grant vested on the first anniversary of the grant date and was to be forfeited in its entirety and not be exercisable unless Aimco met the 2006 AFFO Target. The option has a term of ten years and has a strike price per share of $42.98, which is equal to the fair market value of Aimco’s Common Stock on February 10, 2006 (per the 1997 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the last trading day immediately prior to the grant date (the closing price on February 13, 2006, was $42.96)). These options were valued at approximately $5.20 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which Aimco uses to measure compensation cost under SFAS 123R.

(4)	As part of the arrangement agreed upon in recruiting Mr. Beaudin, the Committee granted him two awards of restricted stock, for an aggregate of 76,230 shares and a non-qualified stock option to acquire 10,890 shares. The Committee made the awards on July 31, 2006. Of the 76,230 shares of restricted stock, 10,890 vest on April 10, 2007, and 65,340 vest 25% on each anniversary of April 10, 2006, and both awards are subject to accelerated vesting if Mr. Beaudin’s employment is terminated other than for cause. Mr. Beaudin’s non-qualified stock option vests 20% on each anniversary of April 10, 2006. The option has a term of ten years and has a strike price per share of $48.50, which is equal to the fair market value of Aimco’s Common Stock on July 28, 2006 (per the 1997 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the last trading day immediately prior to the grant date (the closing price on July 31, 2006, was $48.09)). All three awards were made pursuant to the 1997 Plan. The option was valued at approximately $5.23 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model may be used to measure compensation cost under SFAS 123R. Mr. Beaudin is entitled to receive any dividends declared and paid on his shares of restricted stock commencing on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
      The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $56.02 a share (the closing market price of the Company’s Common Stock on December 29, 2006).

								Stock Awards

												Equity
											Equity	Incentive
											Incentive	Plan
	Option Awards										Plan	Awards:
											Awards:	Market or
					Equity						Number	Payout
					Incentive						of	Value of
					Plan						Unearned	Unearned
					Awards:					Market	Shares,	Shares,
					Number of			Number of		Value of	Units or	Units or
	Number of		Number of		Securities			Shares or		Shares or	Other	Other
	Securities		Securities		Underlying			Units of		Units of	Rights	Rights
	Underlying		Underlying		Unexercised	Option		Stock That		Stock That	That	That
	Unexercised		Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	Options (#)		Options (#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($) (1)	(#)	($)

Terry Considine	0		593,396	(2)(3)	—	42.98	2/13/2016	35,557	(4)	1,991,903	—	—
	60,000	(5)	240,000	(5)	—	38.05	2/16/2015	—		—	—	—
	153,646	(6)	230,468	(6)	—	32.05	2/19/2014	—		—	—	—
	257,356	(7)	126,757	(7)	—	32.05	2/19/2014	—		—	—	—
Thomas M. Herzog	0		22,641	(8)	—	33.95	1/19/2014	25,858	(9)	1,448,565	—	—
								6,759	(10)	378,639	—	—
								14,514	(11)	813,074	—	—
David Robertson	0		38,671	(12)	—	32.05	2/19/2014	46,902	(9)	2,627,450	—	—
	46,461	(13)	30,973	(13)	—	36.35	2/3/2013	37,522	(14)	2,101,982	—	—
	59,853	(15)	0	(15)	—	36.35	2/3/2013	26,281	(16)	1,472,262	—	—
	170,000	(17)	30,000	(17)	—	43.73	2/4/2012	4,607	(18)	258,084	—	—
								29,016	(19)	1,625,476	—	—
								9,903	(20)	554,766	—	—
Timothy J. Beaudin	0		10,890	(21)	—	48.50	7/31/2016	76,230	(22)	4,270,405	—	—
Lance J. Graber	28,571	(23)	0	(23)	—	36.35	2/3/2013	23,507	(9)	1,316,862	—	—
	74,337	(13)	49,557	(13)	—	36.35	2/3/2013	16,152	(24)	904,835	—	—
	190,000	(25)	0		—	38.50	9/23/2009	3,071	(26)	172,037	—	—
								6,825	(27)	382,337	—	—
								5,172	(28)	289,735	—	—
								917	(29)	51,370	—	—

(1)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $56.02 a share (the closing market price of Aimco’s Common Stock on December 29, 2006).

(2)	Includes an option grant to acquire 478,011 shares, which option grant vests 20% on each anniversary of the grant date of February 13, 2006.

(3)	Includes an option grant to acquire 115,385 shares, which option grant vested on the first anniversary of the grant date of February 13, 2006, and was to be forfeited in its entirety and not exercisable unless Aimco met the 2006 AFFO Target.

(4)	This award was granted February 16, 2005, for a total of 44,447 shares of restricted stock and vests 20% on each anniversary of the grant date.

(5)	This option grant vests 20% on each anniversary of the grant date of February 16, 2005.

(6)	This option grant vests 20% on each anniversary of the grant date of February 19, 2004.

(7)	This option grant vests 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 19, 2004.

(8)	This option grant vests 20% on each anniversary of the grant date of January 19, 2004; the option was exercised in part for 15,096 shares on December 8, 2006.

(9)	This award vests 20% on each anniversary of the grant date of February 13, 2006.

(10)	This award was granted February 16, 2005, for a total of 8,449 shares of restricted stock and vests 20% on each anniversary of the grant date.

(11)	This award was granted January 19, 2004, for a total of 29,028 shares of restricted stock and vests 25% on each anniversary of the grant date.

(12)	This option grant vests 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for an aggregate of 25,782 shares between February 22 and March 6, 2006.

(13)	This option grant vests 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of February 3, 2003.

(14)	This award was granted February 16, 2005, for a total of 46,903 shares and vests 20% on each anniversary of the grant date.

(15)	This option grant vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 24,218 shares between March 6-15, 2006.

(16)	This award was granted December 31, 2004, for a total of 52,563 shares and vests 25% on each anniversary of the grant date.

(17)	This option grant vested 8.334% on the first and second anniversaries of the grant date, 53.332% on the third anniversary of the grant date, and 15% on each of the fourth and fifth anniversaries of the grant date of February 4, 2002.

(18)	This award was granted May 15, 2004, for a total of 13,963 shares and vests 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date.

(19)	This award was granted May 15, 2004, for a total of 48,361 shares and vests 20% on each anniversary of the grant date.

(20)	This award was granted May 1, 2003, for a total of 24,759 shares and vests 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date.

(21)	This option grant vests 20% on each anniversary of April 10, beginning on April 10, 2007.

(22)	Of these shares, 10,890 vest on April 10, 2007, and 65,340 vest 25% on each anniversary of April 10, beginning on April 10, 2007.

(23)	This option grant vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 55,500 shares between March 1-29, 2006.

(24)	This award was granted February 16, 2005, for a total of 20,191 shares of restricted stock and vests 20% on each anniversary of the grant date.

(25)	This option grant vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of September 23, 1999.

(26)	This award was granted May 15, 2004, for a total of 9,309 shares and vests 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date.

(27)	This award was granted May 15, 2004, for a total of 11,377 shares and vests 20% on each anniversary of the grant date.

(28)	This award was granted May 1, 2003, for a total of 12,930 shares and vests 40% on the second and 20% on each of the third, fourth and fifth anniversaries of the grant date.

(29)	This award was granted January 28, 2002, for a total of 4,588 shares and vests 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2006
      The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2006, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards

	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired on	on	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Terry Considine	0	N/A	8,890	384,937
Thomas M. Herzog	15,096	344,944	8,947	370,714
David Robertson	50,000	543,563	41,754	2,000,967
Timothy J. Beaudin	0	N/A	0	N/A
Lance J. Graber	55,500	588,267	12,890	571,739

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
      In the discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2006. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.
Mr. Considine’s 1994 Employment Contract
      Mr. Considine’s 1994 employment contract provides that in the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine with cause, or for any reason within two years following a change in control, Mr. Considine will be entitled to a payment based on a multiple of his base compensation. At December 31, 2006, such payment would have been equal to approximately $1,400,000.
Accelerated Vesting Upon Change of Control and Accelerated Vesting upon Termination of Employment Due to Death or Disability
      The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Herzog, Robertson, Beaudin and Graber provide that upon a change of control or upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. The following is the value based upon the Common Stock price (and, in the case of options, minus the exercise price) of equity awards that would become exercisable or vested if there had been a change of control or a named executive had died or become disabled as of December 31, 2006: Mr. Considine — $22,605,270; Mr. Herzog — $3,139,965; Mr. Robertson — $10,544,903; Mr. Beaudin — $4,352,297; and Mr. Graber — $4,089,946.

Accelerated Vesting Upon Termination of Employment other than for Cause
      Certain grants to Messrs. Herzog, Robertson and Beaudin provide for accelerated vesting if such executive’s employment is terminated other than for cause. Aimco typically does not provide accelerated vesting under such circumstances; however, in some cases in order to recruit or retain executives, such accelerated vesting is necessary or desirable. The following is the value based upon the Common Stock price (and, in the case of options, minus the exercise price) of equity awards that would become exercisable or vested if such named executive officer’s employment had been terminated by Aimco other than for cause (and, in the case of Mr. Robertson, if he voluntarily terminated his employment) as of December 31, 2006: Mr. Herzog — $1,312,761; Mr. Robertson — $1,472,262; and Mr. Beaudin — $4,352,297.
Non-competition and Non-Solicitation Agreements
      Effective in January 2002 for Messrs. Considine, Robertson and Graber, and in connection with their employment by Aimco for Messrs. Herzog and Beaudin, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Pursuant to the agreements, each of these executives agreed that during the term of his employment with the Company and for a period of two years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the executives protect Aimco’s trade secrets and confidential information. Mr. Beaudin’s agreement does not include the non-competition covenant as described in (i) above; rather, his covenant requires that during the term of his employment with the Company and for a period of 12 months following the termination of his employment, he will not compete against the Company in any acquisition opportunities with which he was involved during his employment. For Messrs. Considine, Herzog, Robertson and Graber, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to exceed the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law. At December 31, 2006, and assuming such agreements were enforced by the Company and the payments extended for 24 months, such payments would have been approximately: Mr. Considine — $800,000; Mr. Herzog — $466,667; Mr. Robertson — $466,667; and Mr. Graber $400,000.
Mr. Beaudin’s Termination other than for Cause
      If Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $350,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      Information on equity compensation plans as of the end of the 2006 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Number of Securities
Remaining Available for
Future Issuance under
	Number of Securities To Be	Weighted Average Exercise	Equity Compensation Plans
	Issued upon Exercise of	Price of Outstanding	(Excluding Securities
	Outstanding Options	Options, Warrants and	Subject to Outstanding
Plan Category	Warrants and Rights	Rights	Unexercised Grants)

Equity compensation plans approved by security holders	8,597,499	$39.3613	3,418,745
Equity compensation plans not approved by security holders	—	—	—
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
      Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. Our Nominating and Corporate Governance Committee, pursuant to a written policy approved by our Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.
Related Person Transactions
High Performance Partnership Units
      In 2006, the Operating Partnership sold to a limited liability company owned by members of senior management and other employees of the Company’s subsidiaries (approximately 40% by a Considine family partnership and approximately 60% by other employees, including Messrs. Herzog, Robertson, Beaudin and Graber) an aggregate of 5,000 Class IX High Performance Partnership Units (the “Class IX Units”) for approximately $875,000. The sale was approved by Aimco’s stockholders at the 2006 Annual Stockholders’ Meeting.
      In 2005, the Operating Partnership sold to a limited liability company owned by members of senior management and other employees of the Company’s subsidiaries (approximately 89% by a Considine family partnership and approximately 11% by other employees, including Mr. Robertson) an aggregate of 5,000 Class VIII High Performance Partnership Units (the “Class VIII Units”) for approximately $780,000. The sale was approved by Aimco’s stockholders at the 2005 Annual Stockholders’ Meeting.
      At December 31, 2006, performance benchmarks for the Class VIII Units and Class IX Units had been achieved that would have resulted in the issuance of the equivalent of approximately 881,000 common

OP Units (approximately 319,000 with respect to the Class VIII Units and approximately 562,000 with respect to the Class IX Units) if the related measurement periods had ended on that date; however, for the Class VIII Units, the full measurement period ends on December 31, 2007, and for the Class IX Units, the full measurement period ends on December 31, 2008.
      Based on the total return of Aimco’s Common Stock during 2004, 2005 and 2006, compared to the peer index, and a 36.8% minimum return, the Class VII High Performance Partnership Units sold in 2004 were valued at $0 as of January 1, 2007, and the investment of approximately $752,000 made by the investors (approximately 73% by a Considine family partnership and approximately 27% by other employees, including Mr. Robertson) was lost.
Stock Purchase Loans
      From time to time, prior to the effective date of the Sarbanes-Oxley Act of 2002 in July 2002, Aimco made loans to its executive officers to finance their purchase of shares of Common Stock from the Company. In order to comply with the Sarbanes-Oxley Act of 2002, Aimco no longer provides loans to executive officers and will not make any material modification to any existing loans to executive officers. The following table sets forth certain information with respect to stock purchase loans to executive officers. For those officers who have no such loans, no information is shown.

		Highest		December 31,
		Principal	Principal	2006
	Interest	Amount Owed	Amount Repaid	Principal	Interest Paid
Name	Rate	During 2006	Since Inception	Balance	During 2006

Terry Considine	7.25%	$6,039,182	$35,835,990	$0	$159,118
Jeffrey W. Adler	6.00%	425,892	600,015	0	7,693
Harry G. Alcock	7.18%	453,512	1,294,006	0	10,582
Miles Cortez	7.25%	2,861,502	3,000,045	0	75,984
Patti K. Fielding	7.25%	265,852	620,000	0	3,968
Lance J. Graber	7.00%	1,503,181	1,925,000	0	21,906
David Robertson	6.75%	2,581,957	3,000,009	0	37,687

		$14,131,078	$46,275,065	$0	$316,938

Property and Investment Analysis Arrangement
      In connection with the analysis and review of certain potential property investments, Aimco entered into a contract with ACP Advisors LLC. During 2006, Aimco paid ACP Advisors LLC fees in an aggregate amount of $168,515 plus reimbursement of direct expenses. During 2005, Aimco paid ACP Advisors LLC fees in an aggregate amount of $222,515 plus reimbursement of direct expenses. Until September 2006, Roger Cortez and Miles Cortez III were the only members of ACP Advisors. Roger Cortez is the brother and Miles Cortez III is the son of Mr. Cortez, Aimco’s Executive Vice President, General Counsel and Secretary. Mr. Cortez does not have an interest in ACP Advisors LLC. In September 2006, Roger Cortez became the sole member of ACP Advisors LLC and Miles Cortez III became a full-time employee of Aimco, reporting to Harry Alcock, and his compensation is in excess of $120,000. Pursuant to the policy noted above, the Nominating and Corporate Governance Committee specifically reviewed and approved the employment of Miles Cortez III.
OTHER MATTERS
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.
      Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2006, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2006, all filing requirements were complied with by its executive officers and directors of the Company’s stock, except that due to an administrative error, a Form 4 for Mr. Purvis was filed on March 14, 2006, for an open market sale of 689 shares made March 9, 2006. Aimco is not aware of any beneficial owner of more than ten percent of any class of any of Aimco’s registered equity securities.
      Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2008, must be received by Aimco, marked to the attention of the Secretary, no later than November 28, 2007, to be included in Aimco’s Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s Annual Meeting of Stockholders to be held in 2008 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company after February 10, 2008.
      Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.
      Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.
      Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

      If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
      If you would like to request documents from the Company, please do so by April 20, 2007, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.
      You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 16, 2007. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS
March 16, 2007
Denver, Colorado

EXHIBIT A
PROPOSED APARTMENT INVESTMENT AND MANAGEMENT COMPANY
2007 STOCK AWARD AND INCENTIVE PLAN
      Apartment Investment and Management Company, a Maryland corporation has adopted the Apartment Investment and Management Company 2007 Stock Award and Incentive Plan (the “Plan”), adopted March 7, 2007, for the benefit of eligible employees, consultants, advisors and directors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries (each as defined below).
ARTICLE 1
Purpose of Plan; Definitions
      1.1     Purpose. The purpose of the Plan is to reinforce the long-term commitment to the Company’s success of those officers (including officers who are directors of the Company), employees, independent directors, consultants and advisors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; and to assist the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries in attracting and retaining officers and employees, directors and consultants and advisors with experience and ability.
      1.2     Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if the Board does not administer the Plan, the Committee in accordance with Article 2.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(d) “Committee” means the Compensation and Human Resources Committee of the Board. If at any time the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

(e) “Company” means Apartment Investment and Management Company, a Maryland corporation (or any successor corporation).

(f) “Company Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation that is then a Company Subsidiary.

(g) “Company Subsidiaries” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Except with respect to Incentive Stock Options, “Company Subsidiary” shall also mean any partnership in which the Company and/or any Company Subsidiary owns more than fifty percent (50%) of the capital or profits interests; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

(h) “Deferred Stock” means an award made pursuant to Article 7 below of the right to receive Stock at the end of a specified deferral period.

(i) “Effective Date” shall mean the date provided pursuant to Article 12.

(j) “Eligible Persons” means any person eligible to participate in the Plan pursuant to Article 4.1 including Independent Directors.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder (i) if the Shares are admitted to trading on a national securities exchange, fair market value of the Shares on any date shall be the closing sale price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (ii) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated

Quotation (“Nasdaq”) System or other comparable quotation system and have been designated as a National Market System (“NMS”) security, fair market value of the Shares on any date shall be the closing sale price reported for the Shares on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the Shares are admitted to quotation on the Nasdaq System but have not been designated as an NMS security, fair market value of the Shares on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date or, if no bid and ask prices were reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(m) “Incentive Stock Option” means any Stock Option intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Independent Director” means a member of the Board who is not a Company Employee or a Partnership Employee.

(o) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

(p) “Participant” means any Eligible Person, or any consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary selected by the Administrator, pursuant to the Administrator’s authority in Article 2 below, to receive grants of Stock Options, Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing.

(q) “Partnership” means AIMCO Properties, L.P., a Delaware limited partnership.

(r) “Partnership Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership, or any entity that is then a Partnership Subsidiary.

(s) “Partnership Subsidiary” means any partnership or limited liability company in any unbroken chain of partnerships or limited liability companies beginning with the Partnership if each of the partnerships or limited liability companies other than the last partnership or limited liability company in the unbroken chain then owns more than fifty percent (50%) of the capital or profits interests in one of the other partnerships or limited liability companies. “Partnership Subsidiary” shall also mean any corporation in which the Partnership and/or any Partnership Subsidiary owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

(t) “Performance Share” means an award of shares of Stock pursuant to Article 7 that is subject to restrictions based upon the attainment of specified performance objectives.

(u) “Restricted Stock” means an award granted pursuant to Article 7 of shares of Stock subject to certain restrictions.

(v) “Stock” means the Class A Common Stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any warrants, options or other rights to purchase Class A Common Stock. Debt securities of the Company convertible into Class A Common Stock shall be deemed equity securities of the Company.

(w) “Stock Appreciation Right” means the right pursuant to an award granted under Article 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

(x) “Stock Option” means any option to purchase shares of Stock granted pursuant to Article 5.

(y) “Stock Ownership Limit” means the restrictions on ownership and transfer of Stock provided in Section 3.4 of the Company’s Charter.

ARTICLE 2
Administration
      2.1     Administrator. The Plan shall be administered by the Board or by a Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board. To the extent necessary and desirable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code, Rule 16b-3 under the Exchange Act and the applicable stock exchanges.
      2.2     Duties and Powers of Administrator. The Administrator shall have the power and authority to grant to Eligible Persons, pursuant to the terms of the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Deferred Stock, or any combination of the foregoing. In particular, the Administrator shall have the authority to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder and in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.
      2.3     Delegation of Authority. The Administrator may in his sole and absolute discretion delegate to the Chief Financial Officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Administrator under this Plan, other than the authority to (a) make grants under this Plan to employees who are “officers” of the Company within the meaning of Rule 16(a)-1(b) of the Exchange Act or whose total compensation is required to be reported to the Company’s stockholders under the Exchange Act, (b) determine the price, timing or amount of such grants or (c) determine any other matter required by Rule 16b-3 or Section 162(m) of the Code to be determined in the sole and absolute discretion of the Administrator.
ARTICLE 3
Stock Subject to Plan
      3.1     Number and Source of Shares. Subject to Article 3.3, the total number of shares of Stock reserved and available for issuance under the Plan shall be Three Million (3,000,000) shares. Such shares of Stock may consist, in whole or in part, of treasury shares, authorized and unissued shares or shares of Stock reacquired by the Company. If any shares of Stock subject to an award granted hereunder are forfeited, cancelled, exchanged or surrendered or if an award granted hereunder terminates or expires without a distribution of shares of Stock to the Participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares shall again be available for awards under the Plan. If shares of Stock are surrendered or withheld as payment of either the exercise price of an award granted hereunder and/or withholding taxes in respect of such an award, such shares of Stock shall not be returned to the Plan and shall not be available for future awards under the Plan. Upon the exercise of any award granted in tandem with any other award, such related award shall be cancelled to the extent of the number of shares of Stock as to which the award is exercised and, notwithstanding the foregoing, such number of shares of Stock shall no longer be available for awards under the Plan. Upon the exercise of a Stock Appreciation Right, the number of shares of Stock reserved and available for issuance under the Plan shall be reduced by the full number of shares of Stock with respect to which such award is being exercised.
      3.2     Limit on Incentive Stock Option Grants. In no event will more than Three Million (3,000,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options, subject to adjustment as provided in this Article 3.
      3.3     Limit on Awards Granted Pursuant to Article 7. The aggregate number of shares of Stock as to which Restricted Stock, Deferred Stock and Performance Shares may be granted pursuant to the Plan may not, subject to adjustment as provided in this Article 3, exceed 50% of the shares available under the Plan; provided, however, if any such shares of Stock are forfeited, cancelled, exchanged or surrendered or if an award granted pursuant to Article 7 terminates or expires without a distribution of shares of Stock to the Participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such Shares shall not count against the limits set forth in this Article 3.3.
      3.4     Limitation on Individual Grants. The aggregate number of shares of Stock as to which Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock and Performance Shares may be granted to any individual during any calendar year may not, subject to adjustment as provided in this Article 3, exceed 100% of the shares available under the Plan.
      3.5     Adjustment of Awards. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (a) the kind and aggregate number of shares reserved for issuance under the Plan, (b) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, and (c) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value shall be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made respecting awards hereunder as may be determined by the Administrator, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company in connection with Stock Appreciation Rights awarded under the Plan. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor.
ARTICLE 4
Eligibility
      4.1     General Provisions. Subject to Article 3.1 and the Stock Ownership Limit, officers (including officers who are directors of the Company), employees and Independent Directors of, and consultants and advisors to the Company, any Company Subsidiary, the Partnership and any Partnership Subsidiary who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, any Company Subsidiary and any Partnership Subsidiary, shall be eligible to be granted awards under the Plan. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Persons, consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.
ARTICLE 5
Stock Options
      5.1     Option Awards. Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.
      5.2     Types of Options. The Stock Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Non-Qualified Stock Options. The Administrator shall have the authority to grant (x) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) to Company Employees and (y) Non-Qualified Stock Options (with or without Stock Appreciation Rights) to Partnership Employees, and persons who are Independent Directors, consultants or advisors to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one Stock Option may be granted to the same optionee and be outstanding concurrently hereunder.
      5.3     Terms and Conditions of Options. Stock Options granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on such date. If a Company Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Company Subsidiary or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than one hundred and ten percent (110%) of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

(b) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted;

provided that if a Company Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

      5.4     Termination of Employment or Service. If an optionee’s employment with or service as a director of or consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary terminates by reason of death, disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable award agreement, or as otherwise determined by the Administrator.
      5.5     Loans. To the extent permitted by applicable law, the Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (a) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (b) be subject to the terms and conditions set forth in this Article 5.4 and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine; provided that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
      5.6     Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Company Subsidiaries become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.
      5.7     Nontransferability of Stock Options. Pursuant to Section 11.6 of the Plan, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, provided that, the Administrator may, in its sole discretion, provide for the transferability of Stock Options under such terms and conditions as the Administrator shall determine and set forth in the Agreement evidencing such award. Notwithstanding the foregoing, unless permitted by the provisions of Section 422 of the Code, no Stock Option shall be treated as an Incentive Stock Option unless it is at all times subject to the nontransferability provisions of Section 11.6 of the Plan.
ARTICLE 6
Stock Appreciation Rights
      6.1     Grant of Rights. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Related Rights”) either at or after the time of the grant of such Stock Option. Subject to the provisions of Section 409A of the Code, in the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.
      6.2     Termination of Rights. A Related Right or applicable portion thereof granted in conjunction with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Related Right.
      6.3     Exercise of Rights.
      (a) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of shares of Stock in respect of which the Free Standing Right is being exercised, with the Administrator having the right to determine the form of payment.
      (b) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the exercise price specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Right is being exercised, with the Administrator having the right to determine the form of payment. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
      6.4     Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time-to-time by the Administrator; provided, however, that no Stock Appreciation Right shall be exercisable more than ten (10) years after the date such Stock Appreciation Right is granted.
      6.5     Termination of Employment or Service. In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
ARTICLE 7
Restricted Stock, Deferred Stock and
Performance Shares
      7.1     General. Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. To the extent permitted by applicable law, in the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Article 5.4 with respect to the exercise of Stock Options.
      7.2     Award Agreements. The prospective recipient of a Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and delivered a fully executed copy thereof to the Company, within such period as the Administrator may specify after the award date).
      7.3     Award Certificates. Except as otherwise provided below in this Article 7, (a) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (b) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.
      7.4     Deferred Stock Certificates. With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the participant, or his legal representative, in a number equal to the number of shares of Stock covered by the Deferred Stock award.
      7.5     Restrictions and Conditions. The Restricted Stock, Deferred Stock and Performance Share awards granted pursuant to this Article 7 shall be subject to the following restrictions and conditions as determined by the Committee:

(a) Restrictions on Transfer. Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or other award agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares or Deferred Stock awarded under the Plan; provided that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service, death or Disability or the occurrence of a “Change of Control” as defined in the agreement evidencing such award.

(b) Termination of Employment or Service. The rights of holders of Restricted Stock, Deferred Stock and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the award agreement, as appropriate, governing such awards.

ARTICLE 8
Amendment and Termination
      8.1     Amendment of the Plan. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant’s consent. No such action of the Board, unless taken with the approval of the stockholders of the Company, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.
      8.2     Amendment of Awards. The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, no such amendment shall impair the rights of any holder without his or her consent, provided, however, that the Committee may not reduce the exercise price of an outstanding Stock Option or Stock Appreciation Right by amending the terms of such Stock Option or Stock Appreciation Right or by canceling such Stock Option or Stock Appreciation Right in exchange for the grant of a new Stock Option or Stock Appreciation Right without first obtaining approval from the stockholders of the Company. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of any award as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.
ARTICLE 9
Unfunded Status of Plan
      The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
ARTICLE 10
General Provisions
      10.1     Representations. The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.
      10.2     Legends. All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
      10.3     Other Plans; No Guarantee of Engagement. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any director, employee, consultant or advisor of the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary any right to continued employment with or service as a director to the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company, any

Company Subsidiary, the Partnership or any Partnership Subsidiary to terminate the employment or service of any of its directors, employees, consultants or advisors at any time.
      10.4     Withholding Requirements. Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary (as the case may be), or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of shares of Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.
      10.5     No Liability. No member of the Board or the Committee, or any director, officer or employee of the Company, and Company Subsidiary, the Partnership or any Partnership Subsidiary shall be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person so long as such person is not determined to be guilty by a final adjudication of willful misconduct with respect to such determination, action or failure to act.
      10.6     Indemnification. No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
ARTICLE 11
Miscellaneous
      11.1     Compliance With Laws.
      (a) The obligation of the Company to sell or deliver Stock with respect to any award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
      (b) Each award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an award or the issuance of Stock, no such award shall be granted, payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
      (c) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such grantee is acquired for investment only and not with a view to distribution.
      11.2     No Rights to Awards; No Stockholder Rights. No Eligible Person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of grantees. Except as provided specifically herein, a grantee or a transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him for such shares.

      11.3     Ownership and Transfer Restrictions. Shares acquired through the realization of awards granted under the Plan shall be subject to the restrictions on ownership and transfer set forth in the Company’s Charter. The Committee (or the Board, in the case of Non-Qualified Stock Options granted to Independent Directors), in its sole and absolute discretion, may impose such additional restrictions on the ownership and transferability of the shares issuable pursuant to Plan awards as it deems appropriate. Any such restriction shall be set forth in the respective award agreement and may be referred to on the certificates evidencing such shares. The Committee may require a Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting such option to such Participant or (ii) one (1) year after the transfer of such shares to such Participant. The Committee may direct that the certificates evidencing shares acquired by exercise of a Stock Option refer to such requirement to give prompt notice of disposition.
      11.4     Restrictions on Ownership. A Stock Option is not exercisable (and an award may not otherwise be realized) if, in the sole and absolute discretion of the Committee, the exercise of such Option or realization of such award would likely result in any of the following:

(a) the Participant’s ownership of Stock being in violation of the Stock Ownership Limit set forth in the Company’s Charter;

(b) income to the Company that could impair the Company’s status as a “real estate investment trust,” within the meaning of Sections 856 through 860 of the Code;

(c) a transfer, at any one time, of more than one-tenth of one percent (0.1%) (measured in value or in number of shares, whichever is more restrictive) of the Company’s total Stock from the Company to the Partnership pursuant to Article 5.4(d); or

(d) Notwithstanding any other provision of this Plan, a Participant shall have no rights under this Plan to acquire Stock that would otherwise be prohibited under the Company’s Charter.
      11.5     Approval of Plan by Stockholders. The Plan remains subject to, and contingent upon approval of the Company’s stockholders, which approval must occur within twelve months of the date the Plan is approved by the Board.
      11.6     Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. Notwithstanding anything to the contrary herein, no awards granted hereunder shall be transferable for consideration.
      11.7     Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.
ARTICLE 12
Effective Date of Plan
      The Plan shall become effective (the “Effective Date”) on                     , 2007, the date the Company’s stockholders formally approve the Plan.
ARTICLE 13
Term of Plan
      No Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock or Performance Share award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

EXHIBIT B
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROPOSED 2007 EMPLOYEE STOCK PURCHASE PLAN
      Section 1.     General Purpose of Plan; Definitions.
      The name of this plan is the Apartment Investment and Management Company 2007 Employee Stock Purchase Plan (the “Plan”). The Plan was adopted by the Board (defined below) on March 7, 2007, subject to the approval of the stockholders of the Company (defined below). The purpose of the Plan is to provide certain employees of the Company, the Partnership, any Company Subsidiary and any Partnership Subsidiary (each as defined below) with the opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan will not qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (defined below).
      For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 11 below.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Capitalization” shall mean any increase, reduction, change or exchange of Shares for a different number of shares and/or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(e) “Committee” shall mean the Compensation and Human Resources Committee of the Board. If at any time the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

(f) “Common Stock” shall mean the Class A Common Stock of the Company, par value $.01 per share.

(g) “Company” shall mean Apartment Investment and Management Company, a Maryland corporation (or any successor corporation).

(h) “Company Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. “Company Subsidiary” shall also mean any partnership in which the Company and/or any Company Subsidiary owns more than fifty percent (50%) of the capital or profits interests; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

(i) “Compensation” shall mean the fixed salary or wage paid by the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary to an Employee as reported by the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary to the United States government for Federal income tax purposes, including any payments for overtime and any pre-tax contributions by the Employee under sections 125 or 401(k) of the Code. Compensation shall not include the value of or income attributable to any bonuses, any fringe benefits provided by the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary, any contributions made by the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary to any plan or to Social Security on behalf of the Participant, or any amounts of deferred compensation credited to the Participant in a qualified retirement plan (other than a 401(k) plan) or otherwise. The Company shall determine whether a particular item is included in Compensation.

(j) “Corporate Transaction” shall mean a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter.

(k) “Employee” shall mean any person that is at least 18 years of age and has 30 days or more of continuous service with the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary prior to enrollment in the Plan pursuant to Section 4 hereof, but shall not include (i) any officer of the Company or any member of the Board who is subject to Section 16 of the Securities Exchange Act of 1934 or (ii) any person covered by a collective bargaining agreement, unless the collective bargaining agreement so requires.

(l) “Fair Market Value” as of a particular date shall mean the fair market value of the Shares as determined by the Administrator in its sole discretion; provided, however, that (i) if the Shares are admitted to trading on a national securities exchange, fair market value of the Shares on any date shall be the closing sale price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (ii) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System or other comparable quotation system and have been designated as a National Market System (“NMS”) security, fair market value of the Shares on any date shall be the closing sale price reported for the Shares on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the Shares are admitted to quotation on the Nasdaq System but have not been designated as an NMS security, fair market value of the Shares on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date or, if no bid and ask prices were reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(m) “Offering Period” shall mean a period as described in Section 3 hereof.

(n) “Participant” shall mean an Employee who elects to participate in the Plan pursuant to Section 4 hereof.

(o) “Partnership” means AIMCO Properties, L.P., a Delaware limited partnership.

(p) “Partnership Subsidiary” means any partnership or limited liability company in any unbroken chain of partnerships or limited liability companies beginning with the Partnership if each of the partnerships or limited liability companies other than the last partnership or limited liability company in the unbroken chain then owns more than fifty percent (50%) of the capital or profits interests in one of the other partnerships or limited liability companies. “Partnership Subsidiary” shall also mean any corporation in which the Partnership and/or any Partnership Subsidiary owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

(q) “Purchase Date” shall mean the last Trading Day of each Offering Period.

(r) “Purchase Price” shall mean an amount equal to 95% of the Fair Market Value of Share on the Purchase Date.

(s) “Share” shall mean a share of Common Stock.

(t) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

      Section 2.     Eligibility.
      Each Employee that has elected to participate in the Plan pursuant to Section 4 hereof shall be granted an option to purchase Common Stock for the applicable Offering Period.
      Section 3.     Offering Periods.
      The Plan shall be implemented by a series of consecutive three-month Offering Periods, with a new Offering Period commencing on the first Trading Day on or after January 1 (beginning in the year 2008), April 1 (beginning in the year 2008), July 1 (beginning in the year 2007) and October 1 (beginning in the year 2007) of each year, or at such other time or times as may be determined by the Administrator, and ending on the last Trading Day on or before the following March 31, June 30, September 30 and

December 31, respectively, or at such other time or times as may be determined by the Administrator. The Plan shall continue until terminated in accordance with Section 17 hereof. Subject to Section 17 hereof, the Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.
      Section 4.     Enrollment; Participation.
      (a) The Company shall commence an offering by granting each Employee, who has elected to participate in such Offering Period pursuant to Section 4(b), an option to purchase shares of Common Stock on the Purchase Date of such Offering Period up to a number of Shares determined by dividing each Employee’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of such Purchase Date by the applicable Purchase Price; provided that in no event shall a Participant be permitted to purchase during each fiscal year of the Company more than 2,000 Shares (subject to any adjustment pursuant to Section 16 hereof), provided, further, that such purchase shall be subject to the limitations set forth in Section 10 hereof. Exercise of the option shall occur as provided in Section 6 hereof, unless the Participant has withdrawn pursuant to Section 8 hereof. The option with respect to an Offering Period shall expire on the Purchase Date with respect to such Offering Period or the withdrawal date if earlier.
      (b) An Employee may elect to become a Participant in the Plan at any time during an Offering Period by completing and filing an enrollment form authorizing the Company to make payroll deductions (as set forth in Section 5 hereof). Unless a Participant, by giving written notice (or such other notice as may from time to time be prescribed by the Administrator), elects not to participate with respect to any subsequent Offering Period, the Participant shall be deemed to have accepted each new offer and to have authorized payroll deductions in respect thereof during each subsequent Offering Period.
      Section 5.     Payroll Deductions.
      (a) An Employee may, in accordance with rules and procedures adopted by the Administrator, authorize payroll deductions in amounts that are not less than one percent (1%) and not more than fifteen percent (15%) of such Employee’s Compensation on each payday occurring during an Offering Period. Payroll deductions shall commence on the first full pay period following receipt of the enrollment form, and shall end on the last payroll paid prior to the Purchase Date of the Offering Period to which the enrollment form is applicable, unless sooner terminated by the Participant’s withdrawal from the Plan or Participant’s termination of employment with the Company, the Partnership, or any Company Subsidiary or Partnership Subsidiary as provided in Section 8 hereof. Once enrolled in an Offering Period, a Participant may not change his or her rate of payroll deductions at any time during such Offering Period, except by means of a withdrawal from the Plan as provided in Section 8 hereof.
      (b) All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan and shall be withheld in whole percentages or whole dollar amounts only. A Participant may not make any additional payments into such account.
      Section 6.     Purchase of Shares.
      Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant’s election to purchase Shares shall be exercised automatically on each Purchase Date, and the maximum number of whole Shares subject to option shall be purchased for each Participant at the applicable Purchase Price with the accumulated payroll deductions in each Participant’s account as of the Purchase Date. No fractional Shares may be purchased hereunder. Any payroll deductions accumulated in a Participant’s account following the purchase of Shares on any Purchase Date shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 8 hereof. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by the Participant.
      Section 7.     Delivery of Shares; Withdrawal or Sale of Shares.
      As promptly as reasonably practicable after each Purchase Date, the Company shall either arrange the delivery of the whole Shares purchased on such date by each Participant to the Participant’s brokerage account or arrange the delivery to the Participant of a share certificate representing such Shares.

      Section 8.     Withdrawal; Termination of Employment.
      (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to such Participant’s account (that have not been used to purchase Shares) under the Plan by giving written notice to the Company (or such other administrator the Company may designate) and such withdrawal will be effective the first full pay period following receipt of the withdrawal notice. Withdrawal of payroll deductions shall be deemed to be a withdrawal from the Plan. All of the payroll deductions credited to such Participant’s account (that have not been used to purchase Shares) shall be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal, and such Participant’s eligibility to participate in the Plan for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares shall be made for such Participant during such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions for such Participant shall not resume at the beginning of the succeeding Offering Period unless the Participant timely delivers to the Company a new enrollment form in accordance with the provisions of Section 4 hereof. A Participant’s withdrawal from an Offering Period shall not have any effect upon a Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods which commence after termination of the Offering Period from which the Participant withdraws. If a Participant withdraws from an Offering Period, the Participant may not re-enroll in the Plan for the same Offering Period.
      (b) Upon termination of a Participant’s employment during the Offering Period for any reason, including Participant’s voluntary termination, retirement or death, all the payroll deductions credited to such Participant’s account (that have not been used to purchase Shares) shall be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 12 hereof, and such Participant’s option shall be automatically terminated. Such termination shall be deemed a withdrawal from the Plan.
      Section 9.     Interest.
      No interest shall accrue on or be payable by the Company with respect to the payroll deductions of a Participant in the Plan.
      Section 10.     Stock Subject to Plan.
      (a) Subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof, the maximum aggregate number of Shares which shall be reserved for sale under the Plan for all Offering Periods that commence during each fiscal year of the Company occurring during the term of the Plan shall be 50,000 Shares. Such Shares shall be available as of the first day of the first Offering Period that commences in each such fiscal year. The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 2(a) hereof on a Purchase Date exceeds the number of Shares then available under the Plan, the Administrator shall make a pro rata allocation of the Shares remaining available for option exercise in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Administrator shall give written notice to each Participant of such reduction of the number of option Shares affected thereby.
      (b) No Participant shall have rights as a stockholder with respect to any option granted hereunder until the date on which such Shares shall be deemed to have been purchased by the Participant in accordance with Section 6 hereof.
      (c) Shares purchased on behalf of a Participant under the Plan shall be registered in the name of the Participant or, if requested in writing by the Participant, in the names of the Participant and the Participant’s spouse.
      Section 11.     Administration.
      The Plan shall be administered by the Board or a Committee. The Board or the Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the

Committee shall be fully effective as if it had been made at a meeting duly held. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Board or Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Board or Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.
      All decisions, determinations and interpretations of the Board or Committee shall be final and binding on all persons, including the Company, the Partnership, any Company Subsidiary, any Partnership Subsidiary, the Employee (or any person claiming any rights under the Plan through any Employee) and any stockholder of the Company.
      The Administrator may in his sole and absolute discretion delegate to the Chief Financial Officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Administrator under this Plan, other than the authority to (a) amend the Plan in a manner that would require stockholder approval of such amendment or (b) the terminate the Plan.
      Section 12.     Designation of Beneficiary.
      (a)     A Participant may file, on forms supplied by and delivered to the Company (or such other administrator the Company may designate), a written designation of a beneficiary who is to receive Shares and/or cash, if any, remaining in such Participant’s account under the Plan in the event of the Participant’s death.
      (b)     Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver the balance of the Shares and/or cash credited to Participant’s account to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
      Section 13.     Transferability.
      Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or any rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.
      Section 14.     Use of Funds.
      All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
      Section 15.     Reports.
      Individual accounts shall be maintained by the Company for each Participant in the Plan. Statements of account shall be given to each Participant at least annually which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
      Section 16.     Effect of Certain Changes.
      In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Administrator shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan, but have not yet been placed under option, as well as the Purchase Price of each option under the Plan which has not yet been exercised.
      In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Company shall notify each Participant in writing that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 8. For purposes of this Section 16, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 16); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Common Stock in the transaction.
      Section 17.     Amendment or Termination.
      The Board may at any time terminate or amend the Plan. Except as provided in Section 16 hereof, no such termination may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with any applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
      Section 18.     Notices.
      All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when they are received in a timely manner in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
      Section 19.     Regulations and Other Approvals; Governing Law.
      (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.
      (b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.
      Section 20.     Withholding of Taxes.
      Each Participant shall pay to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary (as the case may be), or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the option to purchase Common Stock granted under the Plan. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of shares of Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.

      Section 21.     Effective Date.
      The Plan shall become effective (the “Effective Date”) on                     , 2007, the date the Company’s stockholders formally approve the Plan.
      Section 22.     Term of Plan.
      No option shall be granted pursuant to the Plan and no Offering Period shall commence on or after the tenth anniversary of the Effective Date, but options theretofore granted may extend beyond that date.
      Section 23.     Ownership and Transfer Restrictions.
      (a) Shares acquired through the exercise of options granted under the Plan shall be subject to the restrictions on ownership and transfer set forth in the Company’s Charter. The Committee, in its sole and absolute discretion, may impose such additional restrictions on the ownership and transferability of the Shares issuable pursuant to Plan as it deems appropriate. Any such restriction may be referred to on the certificates evidencing such Shares.
      (b) Shares issuable upon exercise of options granted under the Plan may not be purchased if, in the sole and absolute discretion of the Committee, the exercise of such option would likely result in any of the following:

(i) the Participant’s ownership of Common Stock being in violation of the Stock Ownership Limit set forth in the Company’s Charter;

(ii) income to the Company that could impair the Company’s status as a “real estate investment trust,” within the meaning of Sections 856 through 860 of the Code;

(iii) a transfer, at any one time, of more than one-tenth of one percent (0.1%) (measured in value or in number of shares, whichever is more restrictive) of the Company’s total Stock from the Company to the Partnership pursuant to Article 5.4(d) [of the Company’s Charter]; or

(iv) Notwithstanding any other provision of this Plan, a Participant shall have no rights under this Plan to acquire Shares that would otherwise be prohibited under the Company’s Charter.
      Section 24.     Other Plans; No Guarantee of Engagement.
      Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Employee of the Company, the Partnership, any Company Subsidiary or any Partnership Subsidiary any right to continued employment with the Company, the Partnership, any Company Subsidiary or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company, the Partnership, any Company Subsidiary, or any Partnership Subsidiary to terminate the employment of any of its employees at any time.

PROXY — APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROXY FOR COMMON STOCK
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 2007
The undersigned hereby appoints Terry Considine, Thomas M. Herzog and Miles Cortez and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, MA 02116, on Monday, April 30, 2007, at 8:00 a.m. (including any adjournments or postponements thereof, the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting and such other matters as may come before such meeting.
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE EIGHT NOMINEES
FOR DIRECTOR AND THE PROPOSALS REFERRED TO IN 2, 3 AND 4 BELOW
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS
ELECTION OF DIRECTORS
Aimco’s Board recommends a vote FOR all nominees in proposal 1.
1.	To elect the following eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify:

	For	Withhold		For	Withhold
James N. Bailey	☐	☐	J. Landis Martin	☐	☐
	For	Withhold		For	Withhold
Terry Considine	☐	☐	Robert A. Miller	☐	☐
	For	Withhold		For	Withhold
Richard S. Ellwood	☐	☐	Thomas L. Rhodes	☐	☐
	For	Withhold		For	Withhold
Thomas L. Keltner	☐	☐	Michael A. Stein	☐	☐

☐ FOR all Nominees

☐ WITHHOLD for all Nominees
ISSUES
Aimco’s Board recommends a vote FOR proposal 2.
2.	To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the fiscal year ending December 31, 2007.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN
Aimco’s Board recommends a vote FOR proposal 3.
3.	To approve the Apartment Investment and Management Company 2007 Stock Award and Incentive Plan.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN
Aimco’s Board recommends a vote FOR proposal 4.
4.	To approve the Apartment Investment and Management Company 2007 Employee Stock Purchase Plan.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN

AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.
Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee or in another representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

Signature 1	Signature 2	Date (mm/dd/yyyy)

Aimco encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.
Telephone and Internet Voting Instructions
You can vote by telephone or Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the other two voting methods outlined below to vote your proxy.

To vote using the Telephone
	(within U.S. and Canada)		To vote using the Internet		To vote by Mail
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada at any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following website: www.investorvote.com	•	Mark, sign and date the proxy card.
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.	•	Return the proxy card in the postage- paid envelope provided.
Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 30, 2007.
THANK YOU FOR VOTING